Prospectus Supplement (to Prospectus Dated January 7, 1999)

$ 300,000,000

Carolina Power & Light Company                                  [GRAPHIC]
                                                                  CP&L
Medium-Term Notes, Series D                                       ----

We may offer from time to time Medium-Term Notes (the "Notes"). The specific terms of any Notes offered will be included in a pricing supplement. Unless the pricing supplement provides otherwise, the Notes offered will have the following general terms:

Maturity

o The Notes will mature nine months or more from the date of issue.

Interest

o The Notes will bear interest at either a fixed or a floating rate. Floating rate interest will be based on one of the following:

     o CD Rate;
     o CMT Rate;
     o Commercial Paper Rate;
     o EURIBOR;
     o Federal Funds Rate;
     o LIBOR;
     o Prime Rate;
     o Treasury Rate; or
     o Any other rate specified in the applicable pricing supplement.

o Fixed rate interest will be paid on May 15 and November 15, accruing from the date of issue.

o Floating rate interest will be paid on the dates stated in the applicable pricing supplement.

Form; Denomination

o The Notes will be held in global form by The Depository Trust Company, unless otherwise specified.

o The Notes will have minimum denominations of $1,000 or equivalent if issued in a currency other than U.S. dollars.

Redemption; Repayment

o The Notes may be either redeemed by us or repaid at your option if specified in the applicable pricing supplement.

           --------------------------------------------------------
Investing in the Notes involves risks. See "Foreign Currency Risks" beginning on page S-5.
           --------------------------------------------------------
Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the attached prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
           ========================================================

                                     Per Note             Total
                                    -------------------- ------------------------
 Price to Public                               100%    $300,000,000
 Agents' Commissions                    .125%-.750%    $375,000-$2,250,000
 Proceeds to Us (Before Expenses)   99.875%-99.250%    $299,625,000-$297,750,000

Offers to purchase the Notes are being solicited from time to time by the Agents listed below. The Agents have agreed to use their reasonable efforts to sell the Notes. We may also sell Notes to one or more Agents as principals for resale at varying or fixed offering prices. There is no established trading market for the Notes, and we cannot assure you that a secondary market for the Notes will develop.

Chase Securities Inc.
      First Union Securities, Inc.
           Goldman, Sachs & Co.
                Merrill Lynch & Co.
                      J.P. Morgan & Co.
                              Salomon Smith Barney

           --------------------------------------------------------
           The date of this prospectus supplement is June 30, 2000.

                                TABLE OF CONTENTS

            Prospectus Supplement
Summary .....................................    S-3
Foreign Currency Risks ......................    S-5
Use of Proceeds .............................    S-6
Description of The Notes ....................    S-6
United States Federal Taxation ..............    S-28
Plan of Distribution ........................    S-38
Legal Matters ...............................    S-39


                 Prospectus
About This Prospectus .......................      2
Where You Can Find More Information .........      2
Documents Incorporated By Reference .........      2
Our Company and Address .....................      3
Ratio of Earnings to Fixed Charges ..........      3
Application of Proceeds .....................      3
Description of the Securities ...............      4
Description of First Mortgage Bonds .........      4
Description of Senior Notes .................      8
Description of Debt Securities ..............     17
Global Securities ...........................     24
Plan of Distribution ........................     25
Experts .....................................     26
Legal Opinions ..............................     26

                                ---------------

      In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the attached prospectus. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it.

      We are offering to sell the Notes only in places where sales are permitted.

      You should not assume that the information contained or incorporated by reference in this prospectus supplement or the attached prospectus is accurate as of any date other than its respective date.

                                     SUMMARY


      The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus supplement, in the accompanying prospectus, in the applicable pricing supplement and in the financial statements or other documents incorporated by reference.

General Terms of the Notes

      We may offer from time to time up to U.S. $300,000,000, or the equivalent of this amount in other currencies, of the Notes described in this prospectus supplement. We refer to the offering of the Notes as our Medium-Term Note Program. The following summary describes the Notes we are offering under this program in general terms only.

     o The Notes will mature nine months or more from the date of issuance and will pay interest, if any, on the dates specified in the applicable pricing supplement.

     o The Notes will bear interest at either a fixed rate, which may be zero in the case of Notes issued at an original issue discount, or a floating rate.

     o The Notes will be issued in U.S. dollars, unless we specify otherwise in the applicable pricing supplement.

     o The Notes may be either redeemed by us or repaid at your option, if specified in the applicable pricing supplement.

     o Payments of principal and/or interest on the Notes may be linked to currency prices, commodity prices, single securities, baskets of securities or indices.

     o We may issue amortizing Notes that pay a level amount in respect of both interest and principal amortized over the life of the Notes.

     o The Notes will be held in global form by The Depository Trust Company, unless we specify otherwise in the applicable pricing supplement.

     o The Notes will not be listed on any securities exchange, unless we specify otherwise in the applicable pricing supplement.

Forms of Securities

      The securities that we offer under our Medium-Term Note Program will be issued in fully registered form and will be represented by a global security registered in the name of a nominee of The Depository Trust Company, New York, New York ("DTC"), as Depository under the Indenture, unless the applicable pricing supplement specifies that the securities will be represented by certificates issued in definitive form. For information on DTC's book-entry system, see "Description of the Notes -- Form, Denomination and Registration -- Book-Entry Note" below.

Carolina Power & Light Company ("CP&L")

      We are primarily engaged in the generation, transmission, distribution and sale of electricity in portions of North Carolina and South Carolina. We also provide natural gas distribution and service in portions of North Carolina through a wholly-owned subsidiary.

Recent Developments

      On June 19, 1999, we completed a restructuring of CP&L so that it became a wholly-owned subsidiary of CP&L Energy, Inc., a newly formed holding company. The holders of our common stock became the holders of the outstanding common stock of CP&L Energy, through a one-for-one share exchange. Our outstanding indebtedness, including the Notes offered by this prospectus supplement and the accompanying prospectus, will continue as obligations of CP&L.

      On August 22, 1999, we announced an agreement whereby CP&L Energy will acquire all of the outstanding shares of Florida Progress Corporation ("Florida Progress") for approximately $5.3 billion in stock and cash. The Agreement was amended on March 3, 2000 to include additional consideration consisting of contingent value obligations related to the performance of four synthetic fuel plants owned by Florida Progress. The transaction is expected to be completed during the fall of 2000. Completion of the transaction is subject to the satisfaction or waiver of customary closing conditions, including obtaining all necessary regulatory approvals. Florida Progress is a diversified utility holding company with assets of $6.5 billion as of March 31, 2000. It reported operating revenues of $3,485.1 million, $3,620.3 million and $3,316.4 million in 1999, 1998, and 1997, respectively, and net income of $314.9 million, $281.7 million and $54.3 million in 1999, 1998 and 1997 respectively. Its principal subsidiary is Florida Power Corporation, which serves 1.4 million customers in Florida. Florida Progress' diversified operations include rail services, marine operations and coal mining.

Summary Financial Information

                                    Three Months                                Twelve Months Ended
                                   Ended March 31,                                 December 31,
                               ----------------------- ---------------------------------------------------------------------
                                   2000        1999         1999          1998          1997          1996          1995
                               ----------- ----------- ------------- ------------- ------------- ------------- -------------
                                                                               (Dollars in Millions)
Income Statement Data
  Operating Revenues .........  $ 877.1     $ 762.9     $ 3,357.6     $ 3,191.7     $ 3,036.6     $ 2,999.3     $ 3,006.6
  Net Income .................  $  86.0     $  92.2     $   382.3     $   399.2     $   388.3     $   391.3     $   372.6
Ratio of Earnings to Fixed
  Charges(a) .................     3.93x       4.40x         4.12x         4.38x         4.17x         4.12x         3.67x

--------
(a) Ratios for the periods ending March 31, 2000 and March 31, 1999 represent the ratios for the twelve month periods ending on those dates.

How to Reach Us

      You may contact us at our principal executive offices at 411 Fayetteville Street, Raleigh, North Carolina 27601-1748, telephone 919-546-6111.

                             FOREIGN CURRENCY RISKS


      You should consult your financial and legal advisors as to any specific risks entailed by an investment in Notes that are denominated or payable in, or the payment of which is linked to the value of, foreign currency. These Notes are not appropriate investments for investors who are not sophisticated in foreign currency transactions.

      The information set forth in this prospectus supplement is directed to prospective purchasers who are United States residents. We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States of any matters arising under foreign law that may affect the purchase of or holding of, or receipt of payments on, the Notes. These persons should consult their own legal and financial advisors concerning these matters.

Exchange Rates and Exchange Controls May Affect the Securities' Value or Return

      Securities Involving Foreign Currencies Are Subject to General Exchange Rate and Exchange Control Risk. An investment in a Note that is denominated or payable in, or the payment of which is linked to the value of, currencies other than U.S. dollars entails significant risks. These risks include the possibility of significant changes in rates of exchange between the U.S. dollar and the relevant foreign currencies and the possibility of the imposition or modification of exchange controls by either the U.S. or foreign governments. These risks generally depend on economic and political events over which we have no control.

      Exchange Rates Will Affect Your Investment. In recent years, rates of exchange between U.S. dollars and some foreign currencies have been highly volatile, and this volatility may continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of any Note. Depreciation against the U.S. dollar of the currency in which a Note is payable would result in a decrease in the effective yield of the Note on a U.S. dollar basis and could result in an overall loss to you on a U.S. dollar basis. In addition, depending on the specific terms of a currency-linked Note, changes in exchange rates relating to any of the relevant currencies could result in a decrease in its effective yield and in your loss of all or a substantial portion of the value of that Note.

      We Have No Control Over Exchange Rates. Foreign exchange rates can either float or be fixed by sovereign governments. Exchange rates of most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar and to each other. However, from time to time governments may use a variety of techniques, such as intervention by a country's central bank or the imposition of regulatory controls or taxes, to influence the exchange rates of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by a devaluation or revaluation of a currency. These governmental actions could change or interfere with currency valuations and currency fluctuations that would otherwise occur in response to economic forces, as well as in response to the movement of currencies across borders. As a consequence, these government actions could adversely affect the U.S. dollar-equivalent yields or payouts for (a) Notes denominated or payable in currencies other than U.S. dollars and (b) currency-linked Notes.

      We will not make any adjustment or change in the terms of the Notes in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments affecting the U.S. dollar or any applicable foreign currency. You will bear those risks.

      Some Foreign Currencies May Become Unavailable. Governments have imposed from time to time, and may in the future impose, exchange controls that could also affect the availability of a specified foreign currency. Even if there are no actual exchange controls, it is possible that the applicable currency for any Note not denominated in U.S. dollars would not be available when payments on that Note are due.

      Alternative Payment Method Used If Payment Currency Becomes Unavailable. If a payment currency is unavailable, we would make required payments in U.S. dollars on the basis of the market exchange rate. However, if the applicable currency for any Note is not available because the Euro has been substituted for that currency, we would make the payments in Euros. The mechanisms for making payments in these alternative currencies are explained in "Description of Notes -- Interest and Principal Payments" below.

      We Will Provide Currency Exchange Information In Pricing Supplements. The applicable pricing supplement will include information regarding current applicable exchange controls, if any, and historic exchange rate information for any Note denominated or payable in a foreign currency or requiring payments that are related to the value of a foreign currency. That information will be furnished only for information purposes. You should not assume that any historic information concerning currency exchange rates will be representative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

Currency Conversions May Affect Payments On Some Securities

      The applicable pricing supplement may provide for (1) payments on a non-U.S. dollar denominated Note to be made in U.S. dollars or (2) payments on a U.S. dollar denominated Note to be made in a currency other than U.S. dollars. In these cases The Chase Manhattan Bank in its capacity as exchange rate agent, or a different exchange rate agent identified in the pricing supplement, will convert the currencies. You will bear the costs of conversion through deductions from those payments.

Exchange Rates May Affect the Value Of a New York Judgment Involving Non-U.S. Dollar Securities

      The Notes will be governed by and construed in accordance with the laws of the State of New York. Unlike many courts in the United States outside the State of New York, the courts in the State of New York customarily enter judgments or decrees for money damages in the foreign currency in which Notes are denominated. These amounts would then be converted into U.S. dollars at the rate of exchange in effect on the date the judgment or decree is entered. You would bear the foreign currency risk during litigation.

      Additional risks specific to particular securities issued under our Medium-Term Note Program will be detailed in the applicable pricing supplements.


                                 USE OF PROCEEDS

      We will use the net proceeds from the sale of the Notes to reduce the outstanding balance of our commercial paper and other short-term indebtedness, and for general corporate purposes. On May 31, 2000, the balance of our outstanding commercial paper and other short-term indebtedness was approximately $724.8 million, and the weighted average portfolio yield of that balance was 5.71%.


                            DESCRIPTION OF THE NOTES

      We will issue Notes under an Indenture (For Debt Securities), dated October 28, 1999 (as amended, modified or supplemented from time to time, the "Indenture"), between us and The Chase Manhattan Bank, as trustee (the "Trustee"), selected portions of which we have summarized below. The summary is not complete. The Indenture has been filed as an exhibit to the Registration Statement. You should read the Indenture provisions that may be important to you. Capitalized terms used but not defined in this prospectus supplement or in the accompanying prospectus have the meanings given to them in the Indenture. This description of the particular terms of the Notes supplements, and, to the extent inconsistent therewith, replaces, the description of the general terms and provisions of the Debt Securities and the Indenture set forth in the accompanying prospectus under the heading "Description of Debt Securities." The Notes are "Debt Securities" as the term is used in the accompanying prospectus. The term "Debt Securities," as used under this caption, refers to all Debt Securities issuable from time to time under the Indenture.

General Terms of Notes

      The Notes will constitute a single series under the Indenture, together with any medium-term notes we issue in the future under the Indenture that we designate as being part of that series.

Ranking

      The Notes will be senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding, as described in "Description of Debt Securities" in the accompanying prospectus. The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder. Debt Securities may be issued under the Indenture from time to time as a single series or in two or more separate series up to the aggregate principal amount from time to time authorized for each series. We may, from time to time, without the consent of the holders of the Notes, provide for the issuance of Notes or other Debt Securities under the Indenture in addition to the Notes offered by this prospectus supplement.

      The Notes will be effectively subordinate to all currently outstanding and future first mortgage bonds and any other senior secured indebtedness of ours. The first mortgage bond holders have a first lien on substantially all of our assets. As of the date of this prospectus supplement, we had an aggregate principal amount of $2,139,070,000 First Mortgage Bonds outstanding, some of which have been issued to provide security for holders of other senior indebtedness. The Indenture does not limit the amount of First Mortgage Bonds or other secured senior indebtedness that we may issue.

Terms Specified in Pricing Supplements

      A pricing supplement will specify the following terms of any issuance of the Notes to the extent applicable:

         o the specific designation of the Notes;

         o the issue price;

         o the aggregate principal amount;

         o the denominations or minimum denominations;

         o the original issue date;

         o the scheduled maturity date and any terms related to any extension of the maturity date;

         o whether the Notes are fixed rate Notes, floating rate Notes, Notes with original issue discount and/or amortizing Notes;

         o for fixed rate Notes, the rate per year at which the Notes will bear interest, if any, or the method of calculating that rate and the dates on which interest will be payable;

         o for floating rate Notes, the base rate, the index maturity, the spread, the spread multiplier, the initial interest rate, the interest reset periods, the interest payment dates, the maximum interest rate, the minimum interest rate and any other terms relating to the particular method of calculating the interest rate for the Notes;

         o if the Notes are amortizing Notes, the amortization schedule;

         o whether the Notes may be called, or redeemed, in whole or in part, at our option or repaid at your option prior to the scheduled maturity date, and the terms of any redemption or repayment;

         o whether the Notes are currency-linked Notes and/or Notes linked to commodity prices, single securities, baskets of securities or indices;

         o if any Notes are not denominated and payable in U.S. dollars, the currency or currencies in which the principal, premium, if any, and interest, if any, will be paid, which we refer to as the "specified currency," along with any other terms relating to the non-U.S. dollar denomination, including exchange rates as against the U.S. dollar at selected times during the last five years and any exchange controls affecting that specified currency;

         o whether the Notes will be listed on any stock exchange;

         o whether the Notes will be issued in book-entry or certificated form; and

         o any other terms on which we will issue the Notes.

Some Definitions

      We have defined some of the terms that we use frequently in this prospectus supplement below:

      A "business day" means any day, other than a Saturday or Sunday, which is both (a) neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close (x) in The City of New York and (y) for Notes denominated in a specified currency other than U.S. dollars or Euros, in the principal financial center (as defined below) of the country of the specified currency and (b) for Notes denominated in Euros, that is also a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System, which is commonly referred to as "TARGET," is operating; provided that with respect to Notes as to which LIBOR is the base rate, the day must also be a London banking day (as defined below).

      "Euro LIBOR Notes" means LIBOR Notes for which the index currency is Euros.

      An "interest payment date" for any Note means a date on which, under the terms of that Note, regularly scheduled interest is payable.

      "London banking day" means any day on which dealings in deposits in the relevant index currency are transacted in the London interbank market.

      "Principal financial center" means, as applicable: the capital city of the country issuing the specified currency; or the capital city of the country to which the index currency (as defined under "Base Rates -- LIBOR Notes" below) relates; provided, however, that with respect to United States dollars, Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, Italian lire, Portuguese escudos, South African rand and Swiss francs, the principal financial center shall be The City of New York, Sydney and (solely in the case of the specified currency) Melbourne, Toronto, Frankfurt, Amsterdam, Milan, London (solely in the case of the index currency), Johannesburg and Zurich, respectively.

      The "record date" for any interest payment date is the date 15 calendar days prior to that interest payment date, whether or not that date is a business day.

      "TARGET Settlement Day" means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System is open.

      References in this prospectus supplement to "U.S. dollars" or "U.S.$" or "$" are to the currency of the United States of America.

Form, Denomination and Registration

      We will offer the Notes on a continuing basis and will issue Notes only in fully registered form either as book-entry Notes or as certificated Notes.

Book-Entry Notes

      For Notes in book entry form, we will issue one or more global certificates representing the entire issue of Notes. The Notes will be deposited with, or on behalf of DTC. The Notes will be represented by one or more global notes registered in the name of Cede & Co., as nominee of DTC. The interests of beneficial owners in the global notes will be represented through financial institutions acting on their behalf as direct or indirect participants in DTC.

      Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC ("direct participants") or persons such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly ("indirect participants"). Ownership of beneficial interests in the global notes will be shown on, and the transfer of these ownership interests will be effected only through, records maintained by DTC or its nominee (with respect to interests of direct participants) and the records of direct participants (with respect to interests of persons other than direct participants).

      So long as DTC, or its nominee, is the registered owner or holder of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such global note for all purposes under the Indenture and the Notes. In addition, no beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the Indenture referred to herein).

      Payments on global notes will be made to DTC or its nominee, as the registered owner thereof. Neither we, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      We expect that DTC or its nominee will credit direct participants' accounts on the payable date with payments in respect of a global note in amounts proportionate to their respective beneficial interest in the principal amount of such global note as shown on the records of DTC or its nominee, unless DTC has reason to believe that it will not receive payment on the payable date. We also expect that payments by direct participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

      Transfers between direct and indirect participants in DTC will be effected in accordance with DTC rules. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a global note to such persons may be limited. Because DTC can only act on behalf of direct participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in a global note to pledge such interest to persons or entities that do not participate in DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate of such interest.

      We believe that it is the policy of DTC that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more direct participants to whose account interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such direct participant or participants has or have given such direction.

      The Indenture provides that if:

         o DTC notifies us that it is unwilling or unable to continue as Depository and a successor depository is not appointed by us within 90 days, or,

         o DTC ceases to be eligible under the Indenture and a successor depository is not appointed by us within 90 days, or

         o we decide to discontinue use of the system of book-entry transfers through the Depository or its successor, or

         o an Event of Default with respect to the Notes shall have occurred and be continuing and the holders of more than 50% of the aggregate principal amount of Notes of any series shall have determined that the Notes of that series will no longer be represented by a global note or notes, the global notes will be exchanged for Notes in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive Notes shall be registered in such name or names as DTC shall instruct the Trustee. It is expected that such instructions may be based upon directions received by DTC from direct participants with respect to ownership of beneficial interests in global notes.

      DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants, including Merrill Lynch, and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

      Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among direct and indirect participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

      According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

Certificated Notes

      If we issue Notes in certificated form, the certificate will name the investor or the investor's nominee as the owner of the Note. The person named in the Debt Security Register will be considered the owner of the Note for all purposes under the Indenture. For example, if we need to ask the holders of the Notes to vote on a proposed amendment to the Notes, the person named in the Debt Security Register will be asked to cast any vote regarding that Note. If you have chosen to have some other entity hold a certificate for you, that entity will be considered the owner of your Note in our records and will be entitled to cast the vote regarding your Note. You may not exchange certificated Notes for book-entry Notes or interests in book-entry Notes.

Denominations

      We will issue the Notes:


         o for U.S. dollar-denominated Notes, in denominations of $1,000 or any amount greater than $1,000 that is an integral multiple of $1,000; or

         o for Notes denominated in a specified currency other than U.S. dollars, in denominations of the equivalent of $1,000, rounded to an integral multiple of 1,000 units of the specified currency, or any larger integral multiple of 1,000 units of the specified currency, as determined by reference to the market exchange rate, as defined under " -- Interest and Principal Payments -- Unavailability of Foreign Currency" below, on the business day immediately preceding the date of issuance.

Interest and Principal Payments

Payments, Exchanges and Transfers

      Holders may present Notes for payment of principal, premium, if any, and interest, if any, register the transfer of the Notes and exchange the Notes at the agency maintained by us for that purpose. However, holders of global notes may transfer and exchange global notes only in the manner and to the extent set forth above under "Form, Denomination and Registration -- Book-Entry Notes." On the date of this prospectus supplement, the agent for the payment, transfer and exchange of the Notes is The Chase Manhattan Bank, acting through its corporate trust office at 450 West 33rd Street, New York, New York 10001. We refer to The Chase Manhattan Bank, acting in this capacity, as the "paying agent."

      No service charge will be made for any registration or transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange of Notes.

      Although we anticipate making payments of principal, premium, if any, and interest, if any, on most Notes in U.S. dollars, some Notes may be payable in foreign currencies as specified in the applicable pricing supplement. Currently, few facilities exist in the United States to convert U.S. dollars into foreign currencies and vice versa. In addition, most U.S. banks do not offer non-U.S. dollar denominated checking or savings account facilities. Accordingly, unless alternative arrangements are made, we will pay principal, premium, if any, and interest, if any, on Notes that are payable in a foreign currency to an account at a bank outside the United States, which, in the case of a Note payable in Euro, will be made by credit or transfer to a Euro account specified by the payee in a country for which the Euro is the lawful currency.

Recipients of Payments

      The paying agent will pay interest to the person in whose name the Note is registered at the close of business on the applicable record date. However, upon maturity, redemption or repayment, the paying agent will pay any interest due to the person to whom it pays the principal of the Note. The paying agent will make the payment of interest on the date of maturity, redemption or repayment, whether or not that date is an interest payment date. The paying agent will make the initial interest payment on a Note on the first interest payment date falling after the date of issuance, unless the date of issuance is less than 15 calendar days before an interest payment date. In that case, the paying agent will pay interest or, in the case of an amortizing Note, principal and interest, on the next succeeding interest payment date to the holder of record on the record date corresponding to the succeeding interest payment date.

Book-Entry Notes

      The paying agent will make payments of principal, premium, if any, and interest, if any, to the account of DTC, as holder of book-entry Notes, by wire transfer of immediately available funds. We expect that DTC, upon receipt of any payment, will immediately credit its participants' accounts in amounts proportionate to their respective beneficial interests in the book-entry Notes as shown on the records of DTC. We also expect that payments by DTC's participants to owners of beneficial interests in the book-entry Notes will be governed by standing customer instructions and customary practices and will be the responsibility of those participants.

Certificated Notes

      Except as indicated below for payments of interest at maturity, redemption or repayment, the paying agent will make U.S. dollar payments of interest either:

         o by check mailed to the address of the person entitled to payment as shown on the Debt Security Register; or

         o for a holder of at least $10,000,000 in aggregate principal amount of certificated Notes having the same interest payment date, by wire transfer of immediately available funds, if the holder has given written notice providing wire transfer instructions to the paying agent not later than 15 calendar days prior to the applicable interest payment date.

U.S. dollar payments of principal, premium, if any, and interest, if any, upon maturity, redemption or repayment on a Note will be made in immediately available funds against presentation and surrender of the Note.

Payment Procedures for Book-Entry Notes Denominated in a Foreign Currency

      Book-entry Notes payable in a specified currency other than U.S. dollars may provide that a beneficial owner of interests in those Notes may elect to receive all or a portion of the payments of principal, premium, if any, or interest, if any, in U.S. dollars. In those cases, DTC will elect to receive all payments with respect to the beneficial owner's interest in the Notes in U.S. dollars, unless the beneficial owner takes the following steps:

         o The beneficial owner must give complete instructions to the direct or indirect participant through which it holds the book-entry Notes of its election to receive those payments in the specified currency other than U.S. dollars by wire transfer to an account specified by the beneficial owner with a bank located outside the United States. In the case of a Note payable in Euro, the account must be a Euro account in a country for which the Euro is the lawful currency.

         o The participant must notify DTC of the beneficial owner's election on or prior to the third business day after the applicable record date, for payments of interest, and on or prior to the twelfth business day prior to the maturity date or any redemption or repayment date, for payment of principal or premium.

         o DTC will notify the paying agent of the beneficial owner's election on or prior to the fifth business day after the applicable record date, for payments of interest, and on or prior to the tenth business day prior to the maturity date or any redemption or repayment date, for payment of principal or premium.

Beneficial owners should consult their participants in order to ascertain the deadline for giving instructions to participants in order to ensure that timely notice will be delivered to DTC.

Payment Procedures for Certificated Notes Denominated in a Foreign Currency

      For certificated Notes payable in a specified currency other than U.S. dollars, the Notes may provide that the holder may elect to receive all or a portion of the payments on those Notes in U.S. dollars. To do so, the holder must send a written request to the paying agent:


         o for payments of interest, on or prior to the fifth business day after the applicable record date; or

         o for payments of principal, at least ten business days prior to the maturity date or any redemption or repayment date.

To revoke this election for all or a portion of the payments on the certificated Notes, the holder must send written notice to the paying agent:

         o at least five business days prior to the applicable record date, for payment of interest; or

         o at least ten calendar days prior to the maturity date or any redemption or repayment date, for payments of principal.

If the holder does not elect to be paid in U.S. dollars, the paying agent will pay the principal, premium, if any, or interest, if any, on the certificated
Notes:

         o by wire transfer of immediately available funds in the specified currency to the holder's account at a bank located outside the United States, and in the case of a Note payable in Euro, in a country for which the Euro is the lawful currency, if the paying agent has received the holder's written wire transfer instructions not less than 15 calendar days prior to the applicable payment date; or

         o by check payable in the specified currency mailed to the address of the person entitled to payment that is specified in the Debt Security Register, if the holder has not provided wire instructions.

However, the paying agent will only pay the principal of the certificated Notes, any premium and interest, if any, due at maturity, or on any redemption or repayment date, upon surrender of the certificated Notes at the office or agency of the paying agent.

Determination of Exchange Rate for Payments in U.S. Dollars for Notes Denominated in a Foreign Currency

      The exchange rate agent will convert the specified currency into U.S. dollars for holders who elect to receive payments in U.S. dollars and for beneficial owners of book-entry Notes that do not follow the procedures we have described immediately above. The conversion will be based on the highest bid quotation in The City of New York received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers for the purchase by the quoting dealer:

         o of the specified currency for U.S. dollars for settlement on the payment date;

         o in the aggregate amount of the specified currency payable to those holders or beneficial owners of Notes; and

         o at which the applicable dealer commits to execute a contract.

      One of the dealers providing quotations may be the exchange rate agent unless the exchange rate agent is our affiliate. If those bid quotations are not available, payments will be made in the specified currency. The holders or beneficial owners of Notes will pay all currency exchange costs by deductions from the amounts payable on the Notes.

Unavailability of Foreign Currency

      The relevant specified currency may not be available to us for making payments of principal of, premium, if any, or interest, if any, on any Note. This could occur due to the imposition of exchange controls or other circumstances beyond our control or if the specified currency is no longer used by the government of the country issuing that currency or by public institutions within the international banking community for the settlement of transactions. If the specified currency is unavailable, we may satisfy our obligations to holders of the Notes by making those payments on the date of payment in U.S. dollars on the basis of the noon dollar buying rate in The City of New York for cable transfers of the currency or currencies in which a payment on any Note was to be made, published by the Federal Reserve Bank of New York, which we refer to as the "market exchange rate." If that rate of exchange is not then available or is not published for a particular payment currency, the market exchange rate will be based on the highest bid quotation in The City of New York received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers for the purchase by the quoting dealer of the specified currency for U.S. dollars for settlement on the payment date in the aggregate amount of the specified currency payable to those holders or beneficial owners of Notes and at which the applicable dealer commits to execute a contract.

      One of the dealers providing quotations may be the exchange rate agent unless the exchange rate agent is our affiliate. If those bid quotations are not available, the exchange rate agent will determine the market exchange rate at its sole discretion.

      These provisions do not apply if a specified currency is unavailable because it has been replaced by the Euro. If the Euro has been substituted for a specified currency, we may at our option, or will, if required by applicable law, without the consent of the holders of the affected Notes, pay the principal of, premium, if any, or interest, if any, on any Note denominated in the specified currency in Euro instead of the specified currency, in conformity with legally applicable measures taken pursuant to, or by virtue of, the treaty establishing the European Community, as amended by the treaty on European Union. Any payment made in U.S. dollars or in Euro as described above where the required payment is in an unavailable specified currency will not constitute an event of default.

Discount Notes

      Some Notes may be considered to be issued with original issue discount, which must be included in income for United States federal income tax purposes at a constant yield. See "United States Federal Taxation -- Discount Notes" below. If the principal of any Note that is considered to be issued with original issue discount is declared to be due and payable immediately as described under "Description of Debt Securities -- Events of Default" in the prospectus, the amount of principal due and payable on that Note will be as described in the applicable pricing supplement.

      See the applicable pricing supplement for any special considerations applicable to these Notes.

Fixed Rate Notes

      Each fixed rate Note will bear interest from the date of issuance at the annual rate stated on its face until the principal is paid or made available for payment.

How Interest is Calculated

      Interest on fixed rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

How Interest Accrues

      Interest on fixed rate Notes will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in a pricing supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date, or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below under "If a Payment Date is Not a Business Day."

When Interest is Paid

      Payments of interest on fixed rate Notes will be made on the interest payment dates or scheduled maturity date specified in the applicable pricing supplement. However, if the first interest payment date is less than 15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date.

Amount of Interest Payable

      Interest payments for fixed rate Notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to but excluding the relevant interest payment date or date of maturity or earlier redemption or repayment, as the case may be.

If a Payment Date is Not a Business Day

      If any scheduled interest payment date is not a business day, we will pay interest on the next business day, but interest on that payment will not accrue during the period from and after the scheduled interest payment date. If the scheduled maturity date or date of redemption or repayment is not a business day, we may pay interest and principal and premium, if any, on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled maturity date or date of redemption or repayment.

Amortizing Notes

      A fixed rate Note may pay a level amount in respect of both interest and principal amortized over the life of the Note. Payments of principal and interest on amortizing Notes will be made on the interest payment dates specified in the applicable pricing supplement, and at maturity or upon any earlier redemption or repayment. Payments on amortizing Notes will be applied first to interest due and payable and then to the reduction of the unpaid principal amount. We will provide to the original purchaser, and will furnish to subsequent holders upon request to us, a table setting forth repayment information for each amortizing Note.

Floating Rate Notes

      Each floating rate Note will mature on the date specified in the applicable pricing supplement. Each floating rate Note will bear interest at a floating rate determined by reference to an interest rate or interest rate formula, which we refer to as the "base rate." The base rate may be one or more of the following:

         o the CD rate,

         o the CMT rate,

         o the commercial paper rate,

         o EURIBOR,

         o the federal funds rate,

         o LIBOR,

         o the prime rate,

         o the Treasury rate, or

         o any other rate or interest rate formula specified in the applicable pricing supplement and in the floating rate Note.

Formula for Interest Rates

      The interest rate on each floating rate Note will be calculated by reference to:


         o the specified base rate based on the index maturity,

         o plus or minus the spread, if any, and/or

         o multiplied by the spread multiplier, if any.

      For any floating rate Note, "index maturity" means the period of maturity of the instrument or obligation from which the base rate is calculated and will be specified in the applicable pricing supplement. The "spread" is the number of basis points (one one-hundredth of a percentage point) specified in the applicable pricing supplement to be added to or subtracted from the base rate for a floating rate Note. The "spread multiplier" is the percentage specified in the applicable pricing supplement to be applied to the base rate for a floating rate Note.

Limitations on Interest Rate

      A floating rate Note may also have either or both of the following limitations on the interest rate:

         o a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period, which we refer to as the "maximum interest rate;"

         o a minimum limitation, or floor, on the rate of interest that may accrue during any interest period, which we refer to as the "minimum interest rate."

Any applicable maximum interest rate or minimum interest rate will be set forth in the pricing supplement.

In addition, the interest rate on a floating rate Note may not be higher than the maximum rate permitted by New York law, as that rate may be modified by United States law of general application. Under current New York law, the maximum rate of interest, subject to some exceptions, for any loan in an amount less than

$250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per annum on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

How Floating Interest Rates are Reset

      The interest rate in effect from the date of issue to the first interest reset date for a floating rate Note will be the initial interest rate specified in the applicable pricing supplement. We refer to this rate as the "initial interest rate." The interest rate on each floating rate Note may be reset daily, weekly, monthly, quarterly, semiannually or annually. This period is the "interest reset period" and the first day of each interest reset period is the "interest reset date." The "interest determination date" for any interest reset date is the day the calculation agent will refer to when determining the new interest rate at which a floating rate will reset, and is applicable as follows:

         o for CD rate Notes, commercial paper rate Notes, federal funds rate Notes, prime rate Notes and CMT rate Notes, the interest determination date will be the second business day prior to the interest reset date;

         o for EURIBOR Notes or Euro LIBOR Notes, the interest determination date will be the second TARGET Settlement Day, as defined under " -- General Terms of Notes -- Some Definitions," prior to the interest reset date;

         o for LIBOR Notes (other than Euro LIBOR Notes), the interest determination date will be the second London banking day prior to the interest reset date, except that the interest determination date pertaining to an interest reset date for a LIBOR Note for which the index currency is pounds sterling will be the interest reset date; and

         o for Treasury rate Notes, the interest determination date will be the day of the week in which the interest reset date falls on which Treasury bills would normally be auctioned.

      Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, but the auction may be held on the preceding Friday. If, as the result of a legal holiday, the auction is held on the preceding Friday, that Friday will be the interest determination date pertaining to the interest reset date occurring in the next succeeding week. If an auction falls on a day that is an interest reset date, that interest reset date will be the next following business day.

      The interest reset dates will be specified in the applicable pricing supplement. If an interest reset date for any floating rate Note falls on a day that is not a business day, it will be postponed to the following business day, except that, in the case of a EURIBOR Note or a LIBOR Note, if that business day is in the next calendar month, the interest reset date will be the immediately preceding business day.

      In the detailed descriptions of the various base rates which follow, the "calculation date" pertaining to an interest determination date means the earlier of (1) the tenth calendar day after that interest determination date, or, if that day is not a business day, the next succeeding business day, and (2) the business day preceding the applicable interest payment date or maturity date or, for any principal amount to be redeemed or repaid, any redemption or repayment date.

How Interest is Calculated

      Interest on floating rate Notes will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in a pricing supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below under "If a Payment Date is Not a Business Day."

      Upon the request of the holder of any floating rate Note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date for that floating rate Note.

      For a floating rate Note, accrued interest will be calculated by multiplying the principal amount of the floating rate Note by an accrued interest factor. This accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. The interest factor for each day is computed by dividing the interest rate applicable to that day:

         o by 360, in the case of CD rate Notes, commercial paper rate Notes, EURIBOR Notes, federal funds rate Notes, LIBOR Notes, except for LIBOR Notes denominated in pounds sterling, and prime rate Notes;

         o by 365, in the case of LIBOR Notes denominated in pounds sterling; or

         o by the actual number of days in the year, in the case of Treasury rate Notes and CMT rate Notes.

For these calculations, the interest rate in effect on any interest reset date will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding interest reset date or, if none, the initial interest rate.

All percentages used in or resulting from any calculation of the rate of interest on a floating rate Note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (.0000001), with five one-millionths of a percentage point rounded upward, (e.g., 9.876545% (or
 .09876545) would be rounded to 9.87655% (or .0987655)) and all U.S. dollar amounts used in or resulting from these calculations on floating rate Notes will be rounded to the nearest cent, with one-half cent rounded upward.

When Interest is Paid

      We will pay interest on floating rate Notes on the interest payment dates specified in the applicable pricing supplement. However, if the first interest payment date is less than 15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date.

If a Payment Date is Not a Business Day

      If any scheduled interest payment date, other than the maturity date or any earlier redemption or repayment date, for any floating rate Note falls on a day that is not a business day, it will be postponed to the following business day, except that, in the case of a EURIBOR Note or a LIBOR Note, if that business day would fall in the next calendar month, the interest payment date will be the immediately preceding business day. If the scheduled maturity date or any earlier redemption or repayment date of a floating rate Note falls on a day that is not a business day, the payment of principal, premium, if any, and interest, if any, will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the maturity, redemption or repayment date.

Base Rates

CD Rate Notes

      CD rate Notes will bear interest at the interest rates specified in the CD rate Notes and in the applicable pricing supplement. Those interest rates will be based on the CD rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

      "CD rate" means, for any interest determination date, the rate on that date for negotiable certificates of deposit having the index maturity specified in the applicable pricing supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates," or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "CDs (Secondary Market)."

      The following procedures will be followed if the CD rate cannot be determined as described above:

         o If the above rate is not published in H.15(519) by 9:00 a.m., New York City time, on the calculation date, the CD rate will be the rate on that interest determination date set forth in the daily update of H.15(519), available through the worldwide website of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or such other recognized electronic source used for the purpose of displaying such rate, or any successor site or publication, which is commonly referred to as the "H.15 Daily Update," for the interest determination date for certificates of deposit having the index maturity specified in the applicable pricing supplement, under the caption "CDs (Secondary Market)."

         o If the above rate is not yet published in either H.15(519) or the
           H.15 Daily Update by 3:00 p.m., New York City time, on the calculation date, the calculation agent will determine the CD rate to be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on that interest determination date of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the calculation agent, after consultation with us, for negotiable certificates of deposit of major United States money center banks of the highest credit standing in the market for negotiable certificates of deposit with a remaining maturity closest to the index maturity specified in the applicable pricing supplement in an amount that is representative for a single transaction in that market at that time.

         o If the dealers selected by the calculation agent are not quoting as set forth above, the CD rate will remain the CD rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

CMT Rate Notes

      CMT rate Notes will bear interest at the interest rates specified in the CMT rate Notes and in the applicable pricing supplement. That interest rate will be based on the CMT rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

      The "CMT rate" means, for any interest determination date, the rate displayed on the Designated CMT Telerate Page, as defined below, under the caption " . . . Treasury Constant Maturities . . . Federal Reserve Board Release
H.15. . . Mondays Approximately 3:45 p.m.," under the column for the Designated CMT Maturity Index, as defined below, for:

         o the rate on that interest determination date, if the Designated CMT Telerate Page is 7051; and

         o the week or the month, as applicable, ended immediately preceding the week in which the related interest determination date occurs, if the Designated CMT Telerate Page is 7052.

      The following procedures will be followed if the CMT rate cannot be determined as described above:

         o If that rate is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time, on the related calculation date, then the CMT rate will be the Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519).

         o If the rate described in the immediately preceding sentence is no longer published, or if not published by 3:00 p.m., New York City time, on the related calculation date, then the CMT rate will be the Treasury Constant Maturity rate for the Designated CMT Maturity Index or other United States Treasury rate for the Designated CMT Maturity Index on the interest determination date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519).

         o If the information described in the immediately preceding sentence is not provided by 3:00 p.m., New York City time, on the related calculation date, then the calculation agent will determine the CMT rate to be a yield to maturity, based on the arithmetic mean of the secondary market bid side prices as of approximately 3:30 p.m., New York City time, on the interest determination date, reported, according to their written records, by three leading primary United States government securities dealers, which we refer to as a "reference dealer," in The City of New York, which may include an agent or other affiliates of ours, selected by the calculation agent as described in the following sentence. The calculation agent will select five reference dealers, after consultation with us, and will eliminate the highest quotation or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for the most recently issued direct noncallable fixed rate obligations of the United States, which are commonly referred to as "Treasury Notes," with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than that Designated CMT Maturity Index minus one year. If two Treasury Notes with an original maturity as described above have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

         o If the calculation agent cannot obtain three Treasury Notes quotations as described in the immediately preceding sentence, the calculation agent will determine the CMT rate to be a yield to maturity based on the arithmetic mean of the secondary market bid side prices as of approximately 3:30 p.m., New York City time, on the interest determination date of three reference dealers in The City of New York, selected using the same method described in the immediately preceding sentence, for Treasury Notes with an original maturity equal to the number of years closest to but not less than the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000.

         o If three or four (and not five) of the reference dealers are quoting as described above, then the CMT rate will be based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of those quotes will be eliminated.

         o If fewer than three reference dealers selected by the calculation agent are quoting as described above, the CMT rate will be the CMT rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

      "Designated CMT Telerate Page" means the display on Bridge Telerate, Inc., or any successor service, on the page designated in the applicable pricing supplement or any other page as may replace that page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no page is specified in the applicable pricing supplement, the Designated CMT Telerate Page will be 7052, for the most recent week.

      "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities, which is either 1, 2, 3, 5, 7, 10, 20 or 30 years, specified in an applicable pricing supplement for which the CMT rate will be calculated.

Commercial Paper Rate Notes

      Commercial paper rate Notes will bear interest at the interest rates specified in the commercial paper rate Notes and in the applicable pricing supplement. Those interest rates will be based on the commercial paper rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

      The "commercial paper rate" means, for any interest determination date, the money market yield, calculated as described below, of the rate on that date for commercial paper having the index maturity specified in the applicable pricing supplement, as that rate is published in H.15(519), under the heading "Commercial Paper -- Nonfinancial."

      The following procedures will be followed if the commercial paper rate cannot be determined as described above:

         o If the above rate is not published by 9:00 a.m., New York City time, on the calculation date, then the commercial paper rate will be the money market yield of the rate on that interest determination date for commercial paper of the index maturity specified in the applicable pricing supplement as published in the H.15 Daily Update under the heading "Commercial Paper -- Nonfinancial."

         o If by 3:00 p.m., New York City time, on that calculation date the rate is not yet published in either H.15(519) or the H.15 Daily Update, then the calculation agent will determine the commercial paper rate to be the money market yield of the arithmetic mean of the offered rates as of 11:00 a.m., New York City time, on that interest determination date of three leading dealers of commercial paper in The City of New York selected by the calculation agent, after consultation with us, for commercial paper of the index maturity specified in the applicable pricing supplement, placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized statistical rating organization.

         o If the dealers selected by the calculation agent are not quoting as mentioned above, the commercial paper rate for that interest determination date will remain the commercial paper rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

      The "money market yield" will be a yield calculated in accordance with the following formula:


                            D x 360
  money market yield =   ----------     x 100
                         360 - (D x M)

where "D" refers to the applicable per year rate for commercial paper quoted on a bank discount basis and expressed as a decimal and "M" refers to the actual number of days in the interest period for which interest is being calculated.

EURIBOR Notes

      EURIBOR Notes will bear interest at the interest rates specified in the EURIBOR Notes and in the applicable pricing supplement. That interest rate will be based on EURIBOR and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

      "EURIBOR" means, for any interest determination date, the rate for deposits in Euros as sponsored, calculated and published jointly by the European Banking Federation and ACI -- The Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing those rates, for the index maturity specified in the applicable pricing supplement as that rate appears on the display on Bridge Telerate, Inc., or any successor service, on page 248 or any other page as may replace page 248 on that service, which is commonly referred to as "Telerate Page 248," as of 11:00 a.m. (Brussels time).

      The following procedures will be followed if the rate cannot be determined as described above:

         o If the above rate does not appear, the calculation agent will request the principal Euro-zone office of each of four major banks in the Euro-zone interbank market, as selected by the calculation agent, after consultation with us, to provide the calculation agent with its offered rate for deposits in Euros, at approximately 11:00 a.m. (Brussels time) on the interest determination date, to prime banks in the Euro-zone interbank market for the index maturity specified in the applicable pricing supplement commencing on the applicable interest reset date, and in a principal amount not less than the equivalent of U.S. $1 million in Euro that is representative of a single transaction in Euro, in that market at that time. If at least two quotations are provided, EURIBOR will be the arithmetic mean of those quotations.

         o If fewer than two quotations are provided, EURIBOR will be the arithmetic mean of the rates quoted by four major banks in the Euro-zone, as selected by the calculation agent, after consultation with us, at approximately 11:00 a.m. (Brussels time), on the applicable interest reset date for loans in Euro to leading European banks for a period of time equivalent to the index maturity specified in the applicable pricing supplement commencing on that interest reset date in a principal amount not less than the equivalent of U.S. $1 million in Euro.

         o If the banks so selected by the calculation agent are not quoting as mentioned in the previous bullet point, the EURIBOR rate in effect for the applicable period will be the same as EURIBOR for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest will be the initial interest rate.

      "Euro-zone" means the region comprised of member states of the European Union that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the treaty on European Union.

Federal Funds Rate Notes

      Federal funds rate Notes will bear interest at the interest rates specified in the federal funds rate Notes and in the applicable pricing supplement. Those interest rates will be based on the federal funds rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

      The "federal funds rate" means, for any interest determination date, the rate on that date for federal funds as published in H.15(519) under the heading "Federal Funds (Effective)" as displayed on Bridge Telerate, Inc., or any successor service, on page 120 or any other page as may replace the applicable page on that service, which is commonly referred to as "Telerate Page 120."

      The following procedures will be followed if the federal funds rate cannot be determined as described above:

         o If the above rate is not published by 9:00 a.m., New York City time, on the calculation date, the federal funds rate will be the rate on that interest determination date as published in the H.15 Daily Update under the heading "Federal Funds/Effective Rate."

         o If that rate is not yet published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the calculation date, the calculation agent will determine the federal funds rate to be the arithmetic mean of the rates for the last transaction in overnight federal funds by each of three leading brokers of federal funds transactions in The City of New York selected by the calculation agent, after consultation with us, prior to 9:00 a.m., New York City time, on that interest determination date.

         o If the brokers selected by the calculation agent are not quoting as mentioned above, the federal funds rate relating to that interest determination date will remain the federal funds rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

LIBOR Notes

      LIBOR Notes will bear interest at the interest rates specified in the LIBOR Notes and in the applicable pricing supplement. That interest rate will be based on the London interbank offered rate, which is commonly referred to as "LIBOR," and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

      The calculation agent will determine "LIBOR" for each interest determination date as follows:


         o As of the interest determination date, LIBOR will be either:


              o if "LIBOR Reuters" is specified in the applicable pricing supplement, the arithmetic mean of the offered rates for deposits in the index currency having the index maturity designated in the applicable pricing supplement, commencing on the second London banking day immediately following that interest determination date, that appear on the Designated LIBOR Page, as defined below, as of 11:00 a.m., London time, on that interest determination date, if at least two offered rates appear on the Designated LIBOR Page; except that if the specified Designated LIBOR Page, by its terms provides only for a single rate, that single rate will be used; or

              o if "LIBOR Telerate" is specified in the applicable pricing supplement, the rate for deposits in the index currency having the index maturity designated in the applicable pricing supplement, commencing on the second London banking day immediately following that interest determination date or, if pounds sterling is the index currency, commencing on that interest determination date, that appears on the Designated LIBOR Page at approximately 11:00 a.m., London time, on that interest determination date.

         o If fewer than the required number of offered rates appear, then the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent after consultation with us, to provide the calculation agent with its offered quotation for deposits in the index currency for the period of the index maturity specified in the applicable pricing supplement commencing on the second London banking day immediately following the interest determination date or, if pounds sterling is the index currency, commencing on that interest determination date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative of a single transaction in that index currency in that market at that time.

         o If at least two quotations are provided, LIBOR determined on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR will be determined for the applicable interest reset date as the arithmetic mean of the rates quoted at approximately 11:00 a.m., London time, or some other time specified in the applicable pricing supplement, in the applicable principal financial center for the country of the index currency on that interest reset date, by three major banks in that principal financial center selected by the calculation agent, after consultation with us, for loans in the index currency to leading European banks, having the index maturity specified in the applicable pricing supplement and in a principal amount that is representative of a single transaction in that index currency in that market at that time.

         o If the banks so selected by the calculation agent are not quoting as mentioned in the previous bullet point, LIBOR in effect for the applicable period will be the same as LIBOR for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

      The "index currency" means the currency specified in the applicable pricing supplement as the currency for which LIBOR will be calculated, or, if the Euro is substituted for that currency, the index currency will be the Euro. If that currency is not specified in the applicable pricing supplement, the index currency will be U.S. dollars.

      "Designated LIBOR Page" means either (a) if "LIBOR Reuters" is designated in the applicable pricing supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable index currency or its designated successor, or (b) if "LIBOR Telerate" is designated in the applicable pricing supplement, the display on Bridge Telerate Inc., or any successor service, on the page specified in the applicable pricing supplement, or any other page as may replace that page on that service, for the purpose of displaying the London interbank rates of major banks for the applicable index currency.

      If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable pricing supplement, LIBOR for the applicable index currency will be determined as if LIBOR Telerate were specified, and, if the U.S. dollar is the index currency, as if Page 3750, had been specified.

Prime Rate Notes

      Prime rate Notes will bear interest at the interest rates specified in the prime rate Notes and in the applicable pricing supplement. That interest rate will be based on the prime rate and any spread and/or spread multiplier, and will be subject to the minimum interest rate and the maximum interest rate, if any.

      The "prime rate" means, for any interest determination date, the rate on that date as published in H.15(519) under the heading "Bank Prime Loan."

      The following procedures will be followed if the prime rate cannot be determined as described above:


         o If the rate is not published prior to 9:00 a.m., New York City time, on the calculation date, then the prime rate will be the rate on that interest determination date as published in H.15 Daily Update under the heading "Bank Prime Loan."

         o If the rate is not published prior to 3:00 p.m., New York City time, on the calculation date in either H.15(519) or the H.15 Daily Update, then the calculation agent will determine the prime rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME 1 Page, as defined below, as that bank's prime rate or base lending rate as in effect for that interest determination date.

         o If fewer than four rates appear on the Reuters Screen USPRIME 1 Page for that interest determination date, the calculation agent will determine the prime rate to be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on that interest determination date by at least three major banks in The City of New York selected by the calculation agent, after consultation with us.

         o If the banks selected are not quoting as mentioned above, the prime rate will remain the prime rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

      "Reuters Screen USPRIME 1 Page" means the display designated as page "USPRIME 1" on the Reuters Monitor Money Rates Service, or any successor service, or any other page as may replace the USPRIME 1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks.

Treasury Rate Notes

      Treasury rate Notes will bear interest at the interest rates specified in the Treasury rate Notes and in the applicable pricing supplement. That interest rate will be based on the Treasury rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

      "Treasury rate" means:

         o the rate from the auction held on the applicable interest determination date, which we refer to as the "auction," of direct obligations of the United States, which are commonly referred to as "Treasury Bills, "having the index maturity specified in the applicable pricing supplement as that rate appears under the caption "INVESTMENT RATE" on the display on Bridge Telerate, Inc., or any successor service, on page 56 or any other page as may replace page 56 on that service, which we refer to as "Telerate Page 56," or page 57 or any other page as may replace page 57 on that service, which we refer to as "Telerate Page 57,"

         o if the rate described in the immediately preceding bullet point is not published by 3:00 p.m., New York City time, on the calculation date, the bond equivalent yield of the rate for the applicable Treasury Bills as published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Auction High,"

         o if the rate described in the immediately preceding bullet point is not published by 3:00 p.m., New York City time, on the related calculation date, the bond equivalent yield of the auction rate of the applicable Treasury Bills, announced by the United States Department of the Treasury,

         o in the event that the rate referred to in the immediately preceding bullet point is not announced by the United States Department of the Treasury, or if the auction is not held, the bond equivalent yield of the rate on the applicable interest determination date of Treasury Bills having the index maturity specified in the applicable pricing supplement published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market,"

         o if the rate referred to in the immediately preceding bullet point is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the applicable interest determination date of the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market,"

         o if the rate referred to in the immediately preceding bullet point is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the applicable interest determination date calculated by the calculation agent as the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the applicable interest determination date, of three primary United States government securities dealers, which may include the agent or its affiliates, selected by the calculation agent, for the issue of Treasury Bills with a remaining maturity closest to the index maturity specified in the applicable pricing supplement, or

         o if the dealers selected by the calculation agent are not quoting as mentioned in the immediately preceding bullet point, the Treasury rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

      The "bond equivalent yield" means a yield calculated in accordance with the following formula and expressed as a percentage:

                                D x N
  Bond Equivalent Yield =   ----------     x 100
                            360 - (D x M)

where "D" refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

Exchange Rate Agent and Calculation Agent

      The exchange rate agent and the calculation agent for the Notes will be The Chase Manhattan Bank, unless otherwise specified in the applicable pricing supplement.

Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices

      We may issue Notes with the principal amount payable on any principal payment date and/or the amount of interest payable on any interest payment date determined by reference to one or more commodity prices, securities of entities not affiliated with us, a basket of those securities or an index or indices of those securities. These Notes may include other terms, which will be specified in the relevant pricing supplement.

Currency-Linked Notes

      We may issue Notes with the principal amount payable on any principal payment date and/or the amount of interest payable on any interest payment date to be determined by reference to the value of one or more currencies as compared to the value of one or more other currencies, which we refer to as "currency-linked Notes." The pricing supplement will specify the following:

         o information as to the one or more currencies to which the principal amount payable on any principal payment date or the amount of interest payable on any interest payment date is linked or indexed;

         o the currency in which the face amount of the currency-linked Note is denominated, which we refer to as the "denominated currency;"

         o the currency in which principal on the currency-linked Note will be paid, which we refer to as the "payment currency;"

         o the interest rate per annum and the dates on which we will make interest payments;

         o specific historic exchange rate information and any currency risks relating to the specific currencies selected; and

         o additional tax considerations, if any.

      The denominated currency and the payment currency may be the same currency or different currencies. Interest on currency-linked Notes will be paid in the denominated currency.

Redemption and Repurchase of Notes

Optional Redemption by CP&L

      The Notes will not be redeemable by us unless specified in the applicable pricing supplement. If the Notes are redeemable, the pricing supplement will indicate the terms of our option to redeem (or "call") the Notes. We will mail a notice of redemption to each holder by first-class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption, or within the redemption notice period designated in the applicable pricing supplement, to the address of each holder as that address appears upon the books maintained by the paying agent and such notice will specify, among other things, the redemption date, the amount to be redeemed and the redemption price. The Notes, except for amortizing Notes, will not be subject to any sinking fund.

Repayment at Option of Holder

      Holders will not have the option to have us repay the Notes unless specified in the applicable pricing supplement. If applicable, the pricing supplement relating to each Note will indicate that the holder has the option to have us repay the Note (or to "put" the Note to us) on a date or dates specified prior to its maturity date. The repayment price will be equal to 100% of the principal amount of the Note, together with accrued interest to the date of repayment. For Notes issued with original issue discount, the pricing supplement will specify the amount payable upon repayment.

      For us to repay a Note, the paying agent must receive at least 15 days but not more than 30 days prior to the repayment date:

         o the Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed; or

         o a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth the name of the holder of the Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised and a guarantee that the Note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the Note, will be received by the paying agent not later than the fifth business day after the date of that telegram, telex, facsimile transmission or letter. However, the telegram, telex, facsimile transmission or letter will only be effective if that Note and form duly completed are received by the paying agent by the fifth business day after the date of that telegram, telex, facsimile transmission or letter.

      If applicable, we will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with any repurchase.

      Exercise of the repayment option by the holder of a Note will be irrevocable.

      The holder may exercise the repayment option for less than the entire principal amount of the Note but, in that event, the principal amount of the Note remaining outstanding after repayment must be an authorized denomination.

Special Requirements for Optional Repayment of Global Notes

      If a Note is represented by a global Note, DTC or DTC's nominee will be the holder of the Note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that DTC's nominee will timely exercise a right to repayment of a particular Note, the beneficial owner of the Note must instruct the broker or other direct or indirect participant through which it holds an interest in the Note to notify DTC of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Note in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to DTC.

Open Market Purchases by CP&L

      We may purchase Notes at any price in the open market or otherwise. Notes so purchased by us may, at our discretion, be held or resold or surrendered to the Trustee for cancellation.


            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      In the opinion of our counsel, Hunton & Williams, the following summary accurately describes the material United States federal income tax consequences of the ownership and disposition of the Notes. This summary is based on the Internal Revenue Code of 1986, which we refer to as the "Code," and existing and proposed Treasury regulations, revenue rulings, administrative interpretations and judicial decisions, all as currently in effect and all of which are subject to change, possibly with retroactive effect. Except as specifically set forth in this section, this summary deals only with Notes purchased by a United States holder, as defined below, at original issuance and held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances or to holders subject to special rules, such as insurance companies, financial institutions, regulated investment companies, dealers in securities or foreign currencies, traders in securities that elect the mark-to-market accounting method, persons holding the Notes as part of a hedging transaction, "straddle," conversion transaction, or other integrated transaction, or United States holders whose functional currency, as defined in
Section 985 of the Code, is not the U.S. dollar. Persons considering the purchase of the Notes should consult with their own tax advisors concerning the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

      As used in this section, the term "United States holder" means a beneficial owner of a Note that is for United States federal income tax purposes
(i) a citizen or resident of the United States, (ii) a corporation or partnership (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (iii) an estate, the income of which is includible in gross income for United States federal income tax purposes, regardless of its source,
(iv) a trust with respect to which a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust (and, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date), or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business.

Payments of Interest on the Notes

      Interest paid on a Note generally will be taxable to a United States holder as ordinary interest income at the time it accrues or is received, in accordance with the United States holder's method of tax accounting. Special rules governing the treatment of interest paid with respect to discount Notes (as defined below), including Notes issued for an amount less than their stated redemption price at maturity, Notes that mature one year or less from their date of issuance and Notes that pay interest annually that are issued less than 15 calendar days before an interest payment date, are described under "Discount Notes" below. Additional rules applicable to discount Notes that are denominated in a specified currency other than the U.S. dollar, or that have payments of interest or principal determined by reference to the value of one or more currencies or currency units other than the U.S. dollar, are described under "Foreign Currency Notes" below.

Discount Notes

      A Note that has an "issue price" that is less than its "stated redemption price at maturity" generally will be considered to have been issued with original issue discount for United States federal income tax purposes, which we refer to as "OID," unless the difference is less than a specified de minimis amount. Such Notes are referred to below as "discount Notes." The issue price of each Note in an issue of Notes issued for cash generally will equal the first price at which a substantial amount of those Notes is sold to the public, ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The issue price of a Note does not change even if part of the issue is subsequently sold at a different price. The stated redemption price at maturity of a Note is the total of all payments required to be made under the Note other than "qualified stated interest" payments. The term "qualified stated interest" is defined as stated interest that is unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually at a single fixed rate or at a qualifying variable rate. As discussed further below, qualified stated interest generally includes, among other things, stated interest on a "variable rate debt instrument" that is unconditionally payable at least annually at a single qualified floating rate or a rate that is determined using a single fixed formula that is based on objective financial or economic information. If a Note bears interest at other than a qualifying variable rate or has contingent interest, the Note will be treated as issued with OID. In addition, if a Note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Note (e.g., Notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such Note or any "true" discount on such Note (i.e., the excess of the Note's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the Note would be treated as OID rather than qualified stated interest. The applicable pricing supplement will state whether a particular issue of Notes will constitute an issue of discount Notes.

      A United States holder of a discount Note is required to include qualified stated interest on the Note in income as ordinary interest income at the time it is received or accrued, in accordance with the holder's method of accounting. In addition, United States holders of discount Notes that mature more than one year from the date of issuance will be required to include OID in income for United States federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to that income, regardless of such United States holder's usual method of accounting. In general, the amount of OID included in income by the initial United States holder of a discount Note is the sum of the daily portions of OID with respect to such discount Note for each day during the taxable year (or portion of the taxable year) during which such United States holder held such discount Note. The "daily portion" of OID on any discount Note is determined by allocating to each day in any accrual period a ratable portion of the OID allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of OID allocable to each accrual period generally is equal to the difference between
(i) the product of a discount

Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of a discount Note at the beginning of any accrual period is the sum of the issue price of such discount Note plus the amount of OID allocable to all prior accrual periods minus the amount of any prior payments on such discount Note that were not qualified stated interest payments. Under these rules, United States holders generally will have to include in income increasingly greater amounts of OID in successive accrual periods.

      Under the regulations governing OID (the "OID Regulations"), floating rate Notes and indexed Notes ("Variable Notes") are subject to special rules whereby a Variable Note will qualify as a "variable rate debt instrument" if (i) its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified de minimis amount and (ii) it provides for stated interest, paid or compounded at least annually, at current values of (a) one or more qualified floating rates, (b) a single fixed rate and one or more qualified floating rates, (c) a single objective rate, or (d) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

      A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. Although a multiple of a qualified floating rate generally will not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that otherwise would constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the Note. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer's stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The OID Regulations also provide that if a Variable Note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Variable Note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

      If a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term of the Note qualifies as a "variable rate debt instrument" under the OID Regulations and if the interest on such Note is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually, then all stated interest on the Note will constitute qualified stated interest and will be taxed accordingly. Thus, a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term of the Note and that qualifies as a

"variable rate debt instrument" under the OID Regulations generally will not be treated as having been issued with OID unless the Variable Note is issued at a "true" discount (i.e., at a price below the Note's stated principal amount) in excess of a specified de minimis amount. The amount of qualified stated interest and the amount of OID, if any, that accrues during an accrual period on such a Variable Note is determined under the rules applicable to fixed rate debt instruments by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Note. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

      In general, any other Variable Note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of OID and qualified stated interest on the Variable Note. The OID Regulations generally require that such a Variable Note be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Note. In the case of a Variable Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

      Once the Variable Note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of OID and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general OID rules to the "equivalent" fixed rate debt instrument and a United States holder of the Variable Note will account for such OID and qualified stated interest as if the United States holder held the "equivalent" fixed rate debt instrument. Each accrual period appropriate adjustments will be made to the amount of qualified stated interest or OID assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Note during the accrual period.

      Unless specified in the applicable pricing supplement, Notes that bear interest at a floating rate will be treated as "variable rate debt instruments" under the OID Regulations and accordingly, will not be discount Notes. If a Variable Note does not qualify as a "variable rate debt instrument" under the OID Regulations, however, then the Variable Note would be treated as a contingent payment debt obligation. The OID Regulations generally require a United States holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the OID Regulations, any gain recognized by a United States holder on the sale, exchange, or retirement of a contingent payment debt instrument will be treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The proper United States federal income tax treatment of Variable Notes that are treated as contingent payment debt obligations will be more fully described in the applicable pricing supplement. Furthermore, any other special United States federal income tax considerations, not otherwise discussed herein, which are applicable to any particular issue of discount Notes will be discussed in the applicable pricing supplement.

      Notes that pay interest annually that are issued less than 15 calendar days before an interest payment date may be treated as discount Notes. United States holders intending to purchase those Notes should refer to the applicable pricing supplement.

      If the amount of OID with respect to a Note is less than the specified de minimis amount, generally 0.0025 multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity (or, in the case of amortizing Notes, the weighted average years to maturity), the amount of OID is treated as zero and all stated interest is treated as qualified stated interest. United States holders of Notes with a de minimis amount of OID will generally include this amount in income, as capital gain, as principal payments are made on the Notes.

      Discount Notes may be redeemable prior to maturity at our option, which we refer to as a "call option," and/or repayable prior to maturity at the option of the holder, which we refer to as a "put option." Discount Notes containing either or both of these features may be subject to rules that differ from the general rules discussed above. Holders intending to purchase discount Notes with either or both of these features should carefully examine the applicable pricing supplement and should consult with their own tax advisors with respect to either or both of these features since the tax consequences with respect to OID will depend, in part, on the particular terms and the particular features of the purchased Note.

      No payment of interest on a Note that matures one year or less from its date of issuance will be considered qualified stated interest and accordingly that Note will be treated as a discount Note. In general, a United States holder who uses the cash method of tax accounting and who holds a discount Note that matures one year or less from the date of its issuance, which we refer to as a "short-term discount Note," is not required to accrue OID for United States federal income tax purposes unless the holder elects to do so (but may be required to include stated interest in income as it is received). United States holders who report income for United States federal income tax purposes on the accrual method and other holders, including banks and dealers in securities, are required to accrue OID on those short-term discount Notes on a straight-line basis, unless an election is made to accrue the OID according to a constant yield method based on daily compounding. In the case of a United States holder who is not required, and does not elect, to include OID in income currently, any gain realized on the sale, exchange or retirement of a short-term discount Note will be ordinary interest income to the extent of the OID accrued on a straight-line basis or, if elected by the holder, under the constant yield method through the date of sale, exchange or retirement. In addition, non-electing United States holders who are not subject to the current inclusion requirement may be required to defer the deduction of all or a portion of any interest paid on indebtedness incurred to purchase short-term discount Notes until a corresponding amount of income is realized.

      United States holders are permitted to elect to include all interest on a Note using the constant yield method. For this purpose, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. Special rules apply to elections made with respect to Notes with amortizable bond premium or market discount and United States holders considering this election should consult their own tax advisors. The election cannot be revoked without the approval of the Internal Revenue Service.

Market Discount

      If a United States holder purchases a Note, other than a discount Note, for an amount that is less than its issue price (or, with respect to a subsequent purchaser, its stated redemption price at maturity) or, in the case of a discount Note, for an amount that is less than its adjusted issue price, the United States holder will be treated as having purchased such Note at a "market discount," unless this difference is less than a specified de minimis amount.

      Under the market discount rules, a United States holder will be required to treat any partial principal payment or, in the case of a discount Note, any payment that does not constitute qualified stated interest, on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of: (i) the amount of the payment or realized gain, or (ii) the market discount that has accrued, but that has not previously been included in income at the time of payment or disposition.

      Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the United States holder elects to accrue market discount on a constant interest basis. The Clinton Administration's budget proposal for fiscal year 2001 includes a proposal that would require holders of Notes that use the accrual method of accounting to include market discount in income as it accrues under a constant yield method. The yield for purposes of accruing market discount would be limited to the greater of (i) the original yield to maturity of the Note plus five percentage points or (ii) the applicable federal rate at the time the holder acquired the Note plus five percentage points. The proposal would be effective for Notes acquired on or after the date of enactment.

      A United States holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note until the maturity of the Note or its earlier disposition, except in connection with certain nonrecognition transactions. A United States holder may elect to include market discount in income currently as it accrues, on either a ratable or a constant interest rate basis, in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of cash payments on the Note and regarding the deferral of interest deductions will not apply. Generally, this currently included market discount is treated as ordinary interest. The election will apply to all debt instruments acquired by the United States holder on or after the first day of the first taxable year to which that election applies and may be revoked only with the consent of the Internal Revenue Service.

Premium

      A United States holder who purchases a discount Note for an amount that is greater than its adjusted issue price, but less than or equal to the sum of all amounts payable on the Note after the purchase date, other than payments of qualified stated interest, will be considered to have purchased the Note at an "acquisition premium" within the meaning of the Code. Under the acquisition premium rules, the amount of OID which the holder must include in its gross income with respect to the Note for any taxable year, or for the part of a taxable year in which the United States holder holds the discount Note, will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

      If a United States holder purchases a Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest, that holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to that excess, and may elect, in accordance with applicable Code provisions, to amortize this premium using a constant yield method based on the applicable compounding period over the remaining term of the Note and may offset interest otherwise required to be included in income in respect of the Note during any taxable year by the amortized amount of that excess for the taxable year. However, if the Note may be optionally redeemed after the United States holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply that could result in a deferral of the amortization of some bond premium until later in the term of the Note. Any election to amortize bond premium applies to all debt instruments acquired by the United States holder on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the Internal Revenue Service.

Sale, Exchange or Retirement of the Notes

      Upon the sale, exchange or retirement of a Note, a United States holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and the United States holder's adjusted tax basis in the Note. For these purposes, the amount realized on the sale, exchange or retirement of a Note does not include any amount attributable to accrued interest or, in the case of a discount Note, accrued qualified stated interest, which will be taxable as interest unless previously taken into account. A United States holder's adjusted tax basis in a Note generally will equal the cost of the Note to that holder, increased by the amounts of any market discount and OID previously included in income by the holder with respect to the Note and reduced by any amortized bond premium and any payments other than qualified stated interested payments.

      Subject to the discussion under "Foreign Currency Notes" below, gain or loss recognized on the sale, exchange or retirement of a Note generally will be capital gain or loss, except to the extent of any accrued market discount or, in the case of a short-term discount Note, any accrued OID which the United States holder has not previously included in income, and will generally be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held for more than one year. Non-corporate taxpayers are subject to reduced maximum rates on long-term capital gains and generally are subject to tax at ordinary income rates on short-term capital gains. The deductibility of capital losses is subject to certain limitations. Prospective investors should consult their own tax advisor concerning these tax law provisions.

Foreign Currency Notes

Payments of Interest in a Foreign Currency

      Cash Method. A United States holder who uses the cash method of accounting for United States federal income tax purposes and who receives a payment of interest on a Note (other than previously accrued OID or market discount) in a currency other than U.S. dollars (a "Foreign Currency") will be required to include in income the U.S. dollar value of the Foreign Currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the United States holder's tax basis in such Foreign Currency.

      Accrual Method. A United States holder who uses the accrual method of accounting for United States federal income tax purposes, or who otherwise is required to accrue interest prior to receipt, will be required to include in income the U.S. dollar value of the amount of interest income (including OID or market discount and reduced by amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a Note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. A United States holder may elect, however, to translate such accrued interest income using the rate of exchange on the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the rate of exchange on the last day of the taxable year. If the last day of an accrual period is within five business days of the date of receipt of the accrued interest, a United States holder may translate such interest using the rate of exchange on the date of receipt. The above election will apply to other debt obligations held by the United States holder and may not be changed without the consent of the Internal Revenue Service. A United States holder should consult a tax advisor before making the above election. A United States holder will recognize exchange gain or loss (which will be treated as ordinary income or loss) with respect to accrued interest income on the date such income is received. The amount of ordinary income or loss recognized will equal the difference, if any, between the U.S. dollar value of the Foreign Currency payment received (determined on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above).

Purchase, Sale and Retirement of Notes

      A United States holder who purchases a Note with previously owned Foreign Currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such United States holder's tax basis in the Foreign Currency and the U.S. dollar fair market value of the Foreign Currency used to purchase the Note, determined on the date of purchase.

      Except as discussed above with respect to short-term discount Notes, upon the sale, exchange or retirement of a Note, a United States holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such United States holder's adjusted tax basis in the Note. Such gain or loss generally will be capital gain or loss (except to the extent of any accrued market discount not previously included in the United States holder's income) and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held by such United States holder for more than one year. To the extent the amount realized represents accrued but unpaid interest, however, such amounts must be taken into account as interest income, with exchange gain or loss computed as described in "Payments of Interest in a Foreign Currency" above. If a United States holder receives Foreign Currency on such a sale, exchange or retirement the amount realized will be based on the U.S. dollar value of the Foreign Currency on the date the payment is received or the Note is disposed of (or deemed disposed of as a result of a material change in the terms of the Note). In the case of a Note that is denominated in Foreign Currency and is traded on an established securities market, a cash basis United States holder (or, upon election, an accrual basis United States holder) will determine the U.S. dollar value of the amount realized by translating the Foreign Currency payment at the spot rate of exchange on the settlement date of the sale. A United States holder's adjusted tax basis in a Note will equal the cost of the Note to such holder, increased by the amounts of any market discount or OID previously included in income by the holder with respect to such Note and reduced by any amortized acquisition or other premium and any principal payments received by the holder. A United States holder's tax basis in a Note, and the amount of any subsequent adjustments to such holder's tax basis, generally will be the U.S. dollar value of the Foreign Currency amount paid for such Note, or of the Foreign Currency amount of the adjustment, determined on the date of such purchase or adjustment.

      Gain or loss realized upon the sale, exchange or retirement of a Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the Foreign Currency principal amount of the Note, determined on the date such payment is received or the Note is disposed of, and the U.S. dollar value of the Foreign Currency principal amount of the Note, determined on the date the United States holder acquired the Note. Such Foreign Currency gain or loss will be recognized only to the extent of the total gain or loss realized by the United States holder on the sale, exchange or retirement of the Note.

Original Issue Discount

      In the case of a discount Note (including a short-term discount Note), (i) OID is determined in units of the Foreign Currency, (ii) accrued OID is translated into U.S. dollars as described in "Payments of Interest in a Foreign Currency -- Accrual Method" above and (iii) the amount of Foreign Currency gain or loss on the accrued OID is determined by comparing the amount of income received attributable to the discount (either upon payment, maturity or an earlier disposition), as translated into U.S. dollars at the rate of exchange on the date of such receipt, with the amount of OID accrued, as translated above.

Market Discount and Premium

      In the case of a Note with market discount, (i) market discount is determined in units of the Foreign Currency, (ii) accrued market discount taken into account upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Note (other than accrued market discount required to be taken into account currently) is translated into U.S. dollars at the exchange rate on such disposition date (and no part of such accrued market discount is treated as exchange gain or loss) and (iii) accrued market discount currently includible in income by a United States holder for any accrual period is translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period, and the exchange gain or loss is determined upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Note in the manner described in "Payments of Interest in a Foreign Currency -- Accrual Method" above with respect to computation of exchange gain or loss on accrued interest.

      With respect to a Note acquired with amortizable bond premium, such premium is determined in the relevant Foreign Currency and reduces interest income in units of the Foreign Currency. A United States holder generally will recognize exchange gain or loss equal to the difference between the U.S. dollar value of the bond premium amortized with respect to a period, determined on the date the interest attributable to such period is received, and the U.S. dollar value of the bond premium determined on the date of the acquisition of the Note.

Notes Linked to Currencies, Commodity Prices, Single Securities, Baskets of Securities or Indices

      The United States federal income tax consequences to a United States holder of the ownership and disposition of Notes that have principal or interest determined by reference to commodity prices, securities of entities unaffiliated with us, baskets of those securities or indices will vary depending upon the exact terms of the Notes and related factors. Prospective investors in these Notes should carefully examine the applicable pricing supplement and should consult their own tax advisors regarding the United States federal income tax consequences of the holding and disposition of the Notes.

Non-United States Holders

      If a non-United States holder receives payments on the Notes that are not effectively connected with the conduct of a United States trade or business, the non-United States Holder will not be subject to the 30% U.S. withholding tax that generally applies to payments of interest to non-United States persons on registered debt issued by United States persons, as long as the non-United States Holder (i) is not a 10% or greater shareholder of the issuer, (ii) provides the issuer or its withholding agent with appropriate documentation of the non-United States holder's foreign status on Internal Revenue Service Form W-8 or successor form, (iii) is not a "controlled foreign corporation," within the meaning of the federal income tax laws, that is related, directly or indirectly, to the issuer, and (iv) is not a bank receiving interest on a loan made in the ordinary course of its business. If a non-United States holder does not meet the requirements set forth in the previous sentence, U.S. income tax will be withheld at the rate of 30% on the gross amount of any interest payments made on the Notes unless either (i) a lower treaty rate applies and the non-United States holder files the required form evidencing eligibility for that reduced rate with the issuer or its paying agent or (ii) the non-United States holder files Internal Revenue Service Form 4224 or successor form with the issuer or its paying agent claiming that the interest is effectively connected with the conduct of a United States trade or business.

      The Treasury Department has issued final regulations that modify the manner in which the issuer will comply with the withholding requirements. Those regulations generally are effective for payments made after December 31, 2000, subject to certain transition rules.

      If payments received by a non-United States holder with respect to the Notes are treated as effectively connected with the conduct of a United States trade or business, the non-United States holder generally will be subject to federal income tax on the payments at graduated rates, in the same manner as United States holders are taxed with respect to such payments (and also may be subject to the 30% branch profits tax in the case of a non-United States holder that is a corporation).

      Non-United States holders generally will not be subject to United States federal income taxation (including U.S. withholding tax) on any gain or income realized upon the sale, exchange, retirement or other disposition of the Notes unless (i) such gain or income is effectively connected with the non-United States holder's conduct of a U.S. trade or business, in which case the non-U.S Holder will be subject to the same treatment as U.S. Holders with respect to such gain or income, or (ii) the non-United States holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other tax requirements are met, in which case the non-United States holder will incur a 30% tax on the gain.

      The Notes will not be includible in the estate of a non-United States holder unless the individual is a direct or indirect 10% or greater shareholder of the issuer or, at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

Backup Withholding

      Backup withholding of United States federal income tax at a rate of 31% may apply to payments made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a United States holder must be reported to the Internal Revenue Service, unless the United States holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-United States holders who are not exempt recipients.

      In addition, upon the sale of a Note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-United States holder, certifies that such seller is a non-United States holder (and certain other conditions are met). Such a sale must also be reported by the broker to the Internal Revenue Service, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-United States status (and certain other conditions are met). Certification of the registered owner's non-United States status would be made normally on Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

      Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States federal income tax provided the required information is furnished to the Internal Revenue Service.

      As noted above, the Treasury Department has issued regulations which make modifications to the withholding, backup withholding and information reporting rules described above. Those regulations attempt to unify certification requirements and modify reliance standards and generally will be effective for payments made after December 31, 2000, subject to transition rules. Prospective investors are urged to consult their own tax advisors regarding the new regulations.

      The federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder's particular situation. Holders should consult their own tax advisors with respect to the tax consequences to them of the ownership and disposition of the Notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

                              PLAN OF DISTRIBUTION

      We are offering the Notes on a continuing basis through Chase Securities Inc., First Union Securities, Inc., Goldman Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., and Salomon Smith Barney Inc., to which we refer individually as an "Agent" and, together, as the "Agents." Each Agent has agreed to use reasonable efforts to solicit offers to purchase these securities. We will have the sole right to accept offers to purchase these securities and may reject any offer in whole or in part. Each Agent may reject, in whole or in part, any offer it solicited to purchase securities. We will pay an Agent, in connection with sales of these securities resulting from a solicitation that Agent made or an offer to purchase that Agent received, a commission ranging from .125% to .750% of the initial offering price of the securities to be sold, depending upon the maturity of the securities. We and the Agent will negotiate commissions for securities with a maturity of 30 years or greater at the time of sale.

      We may also sell the Notes to an Agent, as principal for its own account at discounts to be agreed upon at the time of sale. That Agent may resell these securities to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as that Agent determines and as we will specify in the applicable pricing supplement. An Agent may offer the Notes it has purchased as principal to other dealers. That Agent may sell the Notes to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount that Agent will receive from us. After the initial public offering of Notes that an Agent is to resell (in the case of Notes to be resold at a fixed public offering price), the Agent may change the public offering price, the concession and the discount.

      Each of the Agents may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933. We and the Agents have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities. We have also agreed to reimburse the Agents for specified expenses.

      Unless otherwise provided in the applicable pricing supplement, we do not intend to apply for the listing of the Notes on a national securities exchange, but have been advised by the Agents that they intend to make a market in these securities, as applicable laws and regulations permit. The Agents are not obligated to do so, however, and the Agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for these securities.

      In connection with the offering of the Notes, the Agents may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Overallotment involves sales in excess of the offering size, which creates a short position for the Agents. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. If the Agents engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

      Some of the Agents or their affiliates have from time to time provided, and may in the future provide, investment banking and general financing and banking services to us and our affiliates. To the extent that the proceeds of any offering of the Notes are used to repay indebtedness owed to affiliates of the Agents, such offerings will be made pursuant to Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

      We may from time to time offer the Notes through or sell the Notes to an agent other than the Agents. Any such additional agent will participate in the distribution of the Notes on the same terms as the Agents.


                                  LEGAL MATTERS

      The validity of the Notes, as well as certain other legal matters, will be passed on for CP&L by William D. Johnson, our Senior Vice President and Corporate Secretary, and Hunton & Williams of Raleigh, North Carolina. Certain other legal matters will be passed on for CP&L by Nelson, Mullins, Riley & Scarborough, L.L.P. of Columbia, South Carolina. Certain legal matters will be passed upon for the Agents by Simpson Thacher & Bartlett of New York, New York and Winthrop, Stimson, Putnam & Roberts of New York, New York. As of May 31, 2000, Mr. Johnson owned 14,578 shares of our common stock. Mr. Johnson is acquiring additional shares of common stock at regular intervals as a participant in our Stock Purchase -- Savings Plan.

                 (THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY)

                                   Prospectus

                                   [GRAPHIC]
                                      CP&L
                                      ----


                         CAROLINA POWER & LIGHT COMPANY

                                 $1,500,000,000

                              First Mortgage Bonds
                                  Senior Notes
                                 Debt Securities

      ------------------------------------------------------------------
   We will provide specific terms of these securities, and the manner in which they are being offered, in supplements to this Prospectus. You should read this Prospectus and any supplement carefully before you invest. We cannot sell any of these securities unless this Prospectus is accompanied by a Prospectus Supplement.

      ------------------------------------------------------------------
   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      ------------------------------------------------------------------

                    This Prospectus is dated January 7, 1999

ABOUT THIS PROSPECTUS

This Prospectus is part of a Registration Statement that we filed with the Securities and Exchange Commission ("SEC") utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this Prospectus in one or more offerings up to a total dollar amount of $1,500,000,000. We may offer any of the following securities: First Mortgage Bonds, Senior Notes and other Debt Securities.

This Prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a Prospectus Supplement that will contain specific information about the terms of that offering. This Prospectus Supplement may also add, update or change information contained in this Prospectus. The Registration Statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this Prospectus. You should read this Prospectus and the related exhibits filed with the SEC and any Prospectus Supplement together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

WHERE YOU CAN FIND MORE
INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov or our web site at http://www.cplc.com. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. The SEC's public reference room in Washington is located at 450 5th Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

DOCUMENTS INCORPORATED BY
REFERENCE

The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities being registered.


o Annual Report on Form 10-K for the year ended December 31, 1997;

o Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1998;

You may request a copy of these filings at no cost, by writing or calling us at the following address:

        Robert F. Drennan, Jr., Manager
        Investor Relations and
        Funds Management
        Treasury Department
        Carolina Power & Light Company
        411 Fayetteville Street
        Raleigh, North Carolina 27601-1748
        Telephone: (919) 546-7474

You should rely only on the information incorporated by reference or provided in this Prospectus or any Prospectus Supplement. We have not authorized anyone else to provide you with different information. We are not making any offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any Prospectus Supplement is accurate as of any date other than the date on the front of those documents.

OUR COMPANY AND ADDRESS

Our Company is a public service corporation formed under the laws of North Carolina in 1926 and is primarily engaged in the generation, transmission, distribution and sale of electricity in portions of North Carolina and South Carolina. Our principal executive offices are located at 411 Fayetteville Street, Raleigh, North Carolina 27601-1748, telephone 919-546-6111.

RATIO OF EARNINGS TO FIXED
CHARGES

The following tables set forth our historical ratio of earnings to fixed charges for the periods indicated:



          For the Twelve Months Ended December 31
-----------------------------------------------------------
      1997         1996       1995       1994       1993
--------------- ---------- ---------- ---------- ----------
     4.17x      4.12x      3.67x      3.31x      3.23x

For the Twelve Months Ended September 30
----------------------------------------
      1998                   1997
---------------           ----------
     4.57x                  4.11x

"Earnings" consists of income before income taxes and fixed charges. "Fixed charges" consists of interest on indebtedness (including capitalized interest) and a share of rental expense deemed to be representative of interest.

APPLICATION OF PROCEEDS

Unless we state otherwise in any Prospectus Supplement, we will use the net proceeds from the sale of the offered securities:

o to finance our ongoing construction and maintenance program;

o to redeem, repurchase, repay, or retire outstanding indebtedness;

o to finance future acquisitions of other entities or their assets; and

o for other general corporate purposes.

We may temporarily invest any proceeds that are not immediately applied in U.S. government or agency obligations, commercial paper, bank certificates of deposit, or repurchase agreements collateralized by U.S. government or agency obligations, or we may deposit the proceeds with banks.

                          DESCRIPTION OF THE SECURITIES

     This Prospectus describes certain general terms of the offered securities. When we offer to sell a particular series, we will describe the specific terms in a Prospectus Supplement. The securities will be issued under indentures, selected provisions of which we have summarized below. The summary is not complete. The forms of the indentures have been filed as exhibits to the Registration Statement, and you should read the indentures for provisions that may be important to you. In the summaries below, we have included references to section numbers of the applicable indentures so that you can easily locate these provisions. Capitalized terms used in the following summaries have the meanings specified in the applicable indentures unless otherwise defined below.


                       DESCRIPTION OF FIRST MORTGAGE BONDS

General

     We will issue the First Mortgage Bonds under a Mortgage and Deed of Trust, dated as of May 1, 1940, with The Bank of New York (formerly Irving Trust Company) (the "Mortgage Trustee") and Frederick G. Herbst (W.T. Cunningham, successor), as Trustees. The Mortgage and Deed of Trust is supplemented by supplemental Indentures. In the following discussion, we will refer to the Mortgage and Deed of Trust and all Indentures supplemental to the Mortgage and Deed of Trust together as the "Mortgage." We will refer to all of our bonds, including those already issued and those to be issued under this shelf registration process or otherwise issued in the future, as "First Mortgage Bonds." The information we are providing you in this Prospectus concerning the First Mortgage Bonds and the Mortgage is only a summary of the information provided in those documents. You should consult the First Mortgage Bonds themselves, the Mortgage and other documents for more complete information on the First Mortgage Bonds. These documents appear as exhibits to the Registration Statement, or will appear as exhibits to a Current Report on Form 8-K, which we will file, and which will be incorporated by reference into this Prospectus.

     You should consult the Prospectus Supplement relating to any particular issue of the First Mortgage Bonds for the following information:

     o the designation, series and aggregate principal amount of the First Mortgage Bonds;

     o the percentage of the principal amount for which we will issue and sell the First Mortgage Bonds;

     o the date of maturity for the First Mortgage Bonds;

     o the rate at which the First Mortgage Bonds will bear interest and the method of determining that rate;

     o the dates on which interest is payable;

     o the denominations in which we will authorize the First Mortgage Bonds to be issued, if other than $1,000 or integral multiples of $1,000;

     o whether we will offer First Mortgage Bonds in the form of global bonds and, if so, the name of the depositary for any global bonds;

     o redemption terms;

     o and any other specific terms.

     Unless the applicable Prospectus Supplement states otherwise, the covenants contained in the Mortgage will not afford holders of First Mortgage Bonds protection in the event we have a change in control.

Form and Exchanges

     Unless otherwise specified in the applicable Prospectus Supplement, we will issue the First Mortgage Bonds as registered bonds without coupons. Holders may exchange them, free of charge, for other First Mortgage Bonds of different authorized denominations, in the same aggregate principal amount. Holders may also transfer the First Mortgage Bonds free of charge except for any stamp taxes or other governmental charges that may apply.

Interest and Payment

     The Prospectus Supplement for any First Mortgage Bonds we issue will state the interest rate, the method of determination of the interest rate, and the date on which interest is payable. Unless the Prospectus Supplement states otherwise, principal and interest will be paid at The Bank of New York in New York City.

     We have agreed to pay interest on any overdue principal and, to the extent enforceable under law, on any overdue installment of interest on the First Mortgage Bonds at the rate of 6% annually. For more information, see Mortgage,
Section 78.

Redemption and Purchase of First Mortgage Bonds

     If the First Mortgage Bonds are redeemable, the redemption terms will appear in the Prospectus Supplement. We may declare redemptions on at least thirty (30) days notice

     o for the maintenance and replacement fund;

     o for the sinking fund if we chose to establish a sinking fund for a designated series of First Mortgage Bonds;

     o with certain deposited cash;

     o with the proceeds of released property; or

     o at our option, unless otherwise specified in the applicable supplemental Indenture and the Prospectus Supplement.

     If we have not deposited the redemption funds with the Mortgage Trustee when we give notice of redemption, the redemption shall be subject to the deposit of those funds on or before the redemption date. Notice of redemption will not be effective unless the Mortgage Trustee has received the redemption funds.

     Cash that is deposited under any Mortgage provisions may be applied to the purchase of First Mortgage Bonds of any series, with certain exceptions.

     For more information, see Mortgage, Article X.


Maintenance and Replacement Fund

     Each year we will spend 15% of our adjusted gross operating revenues for maintenance of and replacements for the mortgaged property and certain automotive equipment of the Company. If we spend more for these purposes in a given year, we may credit that amount against the 15% requirement in any subsequent year. If a regulatory authority does not permit us to spend as much as 15% of our adjusted gross revenues for these purposes, we will spend only the amount permitted. We may meet the annual requirements for the maintenance and replacement fund in any of the following ways:

     o by depositing cash with the Mortgage Trustee;

     o by certifying expenditures for maintenance and repairs;

     o by certifying gross property additions;

     o by certifying gross expenditures for certain automotive equipment; or

     o by taking credit for First Mortgage Bonds and prior lien bonds that have been retired.

     Cash deposited with the Trustee to meet maintenance and replacement requirements

     o may be withdrawn on expenditures for gross property additions;

     o may be withdrawn on waiver of the right to issue First Mortgage Bonds; or

     o may be applied to the purchase or redemption of First Mortgage Bonds of any series we may designate.

     For further discussion, see "Redemption and Purchase of First Mortgage Bonds" above.

     We have reserved the right to amend the Mortgage, at our sole discretion, to eliminate the maintenance and replacement fund payments with respect to any First Mortgage Bonds of the Twenty-third Series and any subsequently created series, including all series offered by this Prospectus. No consent or other action by the holders of any such First Mortgage Bonds is required. For more information, see Mortgage, Section 38; Twenty-second Supplemental Indenture,
Section 7.

Security

     All First Mortgage Bonds are secured by the Mortgage, which constitutes, in the opinion of our Vice President -- Legal and Corporate Secretary, a first mortgage lien on all our present properties. This lien is subject to:

     o leases of small portions of our property to others for uses which, in the opinion of our counsel, do not interfere with our business;

     o leases of certain property which we own but do not use in our electric utility business; and

     o certain excepted encumbrances, minor defects and irregularities.

     This lien does not cover the following property:

     o merchandise, equipment, materials or supplies held for sale, and fuel, oil and similar consumable materials and supplies;

     o vehicles and automobiles;

     o cash, securities, receivables and all contracts, leases and operating agreements that are not pledged or required to be pledged; and

     o electric energy and other products.

     The Mortgage contains provisions subjecting to the lien of the Mortgage certain other property that is acquired after the date of the delivery of the Mortgage. These provisions for subjecting additional property to the lien of the Mortgage are limited in the case of consolidation, merger or sale of substantially all of our assets. For more information, see Mortgage, Article XV.

     The Trustees will have a lien upon the mortgaged property, prior to the First Mortgage Bonds, for the payment of their reasonable compensation and expenses and for indemnity against certain liabilities. For more information, see Mortgage, Section 96.

Issuance of Additional First Mortgage Bonds

     We may issue an unlimited principal amount of First Mortgage Bonds under the Mortgage (except as described in the next paragraph). We may issue First Mortgage Bonds of any series from time to time based on any of the following:

     o 70% of property additions after adjustments to offset retirement of property;

     o retirement of First Mortgage Bonds or prior lien bonds; or

     o deposit of cash.

     With certain exceptions in the case of retirement of First Mortgage Bonds or prior lien bonds, we may issue First Mortgage Bonds only if adjusted net earnings for 12 out of the preceding 15 months, before interest and income taxes, is at least twice the annual interest requirements on, or at least 10% of the principal amount of, the sum of all First Mortgage Bonds outstanding at the time, including the additional First Mortgage Bonds we may issue under this shelf registration process or other First Mortgage Bonds we may issue in the future, and all indebtedness of prior or equal rank. Adjusted net earnings is net of provision for repairs, maintenance and retirement of property equal to the maintenance and replacement fund requirements for this period. Cash deposited for the issuance of First Mortgage Bonds may be withdrawn to the extent of 70% of property additions after adjustments to offset retirement of property or retirement of First Mortgage Bonds or prior lien bonds. For further discussion, see "Modification of the Mortgage" below.

     Property additions must consist of electric property, or property used or useful in connection with electric property, acquired after December 31, 1939. Property additions may not include securities, vehicles or automobiles. We have reserved the right to amend the Mortgage, at our sole discretion, to make available as property additions any form of space satellites, including solar power satellites, space stations and other similar facilities. We estimate that, as of November 30, 1998, approximately $2.9 billion of net property additions were available for the issuance of First Mortgage Bonds. Therefore, using the 70% test described above, the available net property additions provide a basis for issuing approximately $2.1 billion of additional First Mortgage Bonds as of November 30, 1998.

     The Mortgage includes restrictions on the issuance of First Mortgage Bonds against property subject to liens and upon the increase of the amount of any liens. For more information, see Mortgage, Sections 4-7, 20-30 and 46; Twenty-third Supplemental Indenture, Section 5.

Dividend Restrictions

     Unless otherwise specified in the Prospectus Supplement, in the case of First Mortgage Bonds issued under this shelf registration process, and so long as any First Mortgage Bonds are outstanding, cash dividends and distributions on our common stock, and purchases by us of our common stock, are restricted to aggregate net income available for them, since December 31, 1948, plus $3,000,000, less the amount of all preferred and common stock dividends and distributions, and all common stock purchases, since December 31, 1948.

     No portion of our retained earnings at November 30, 1998 is restricted by this provision. For further discussion, see "Modification of the Mortgage" below.

Modification of the Mortgage

     Bondholders' rights may be modified with the consent of the holders of 70% of the First Mortgage Bonds. If less than all series of the First Mortgage Bonds are affected, the modification must also receive the consent of the holders of 70% of the First Mortgage Bonds of each series affected. We have reserved the right to amend the Mortgage, at our sole discretion, to substitute 66 2/3% for the percentage requirements stated above. In general, no modification of the terms of payment of principal or interest, and no modification affecting the lien or reducing the percentage required for modification (except as noted above), is effective against any holder of the First Mortgage Bonds without that holder's consent. For more information, see Mortgage, Article XVIII; Thirteenth Supplemental Indenture, Section 5.

     We may reserve the right to amend the Mortgage, at our sole discretion, for any of the following purposes:

     o to reduce the percentage of the holders of the First Mortgage Bonds who must consent to certain modifications of the Mortgage to a majority of the bondholders adversely affected;

     o to except from the lien of the Mortgage all property not funded or eligible to be funded under the Mortgage for the issuance of First Mortgage Bonds, the release of property or any other purpose under the Mortgage;

     o to ease the requirements of the net earnings test (see the first paragraph of the Section entitled "Issuance of Additional First Mortgage Bonds" above by allowing the calculation to be made for 12 months within the last 18, rather than the last 15, months;

     o to allow the release of property from the lien of the Mortgage at cost or at the value of the property at the time it became funded property;

     o to simplify the release of unfunded property from the lien of the Mortgage, if after the release we will have at least one dollar ($1) in unfunded property remaining;

     o to increase the amount of funded property that may be released or retired on the basis of the retirement of First Mortgage Bonds from 100% to 143% of the principal amount of such First Mortgage Bonds; and

     o to eliminate the requirements regarding amounts to be accrued, expended or appropriated for maintenance or property retirements.

     Additionally, we may choose to modify the dividend covenant applicable to a particular series of First Mortgage Bonds. See "Dividend Restrictions" above. The purpose for a modification of the applicable dividend covenant would be to provide that we may declare and pay dividends in cash or property on our common stock only out of surplus or out of net profits for the preceding fiscal year. Dividends may not be paid out of net profits, however, if our capital has been diminished to an extent specified in the Mortgage.

Defaults and Notice Thereof

     An "Event of Default" means, with respect to any series of First Mortgage Bonds, any of the following:

     o default in payment of principal of such series of First Mortgage Bonds;

     o default for 30 days in payment of interest on such series of First Mortgage Bonds;

     o default in payment of interest on or principal of prior lien bonds continued beyond applicable grace periods;

     o default for 60 days in payment installments of funds for retirement of First Mortgage Bonds, including the maintenance and replacement funds;

     o certain events in bankruptcy, insolvency or reorganization; and

     o default for 90 days after notice in performance of any other covenants.

     For more information, see Mortgage, Section 65.

     If the Trustees deem it to be in the interest of the holders of the First Mortgage Bonds, they may withhold notice of default, except in payment of principal, interest or funds for retirement of First Mortgage Bonds. For more information, see Mortgage, Section 66; Third Supplemental Indenture, Section 15.

     If a default occurs, holders of 25% of the First Mortgage Bonds may declare all principal and interest immediately due and payable. If the default has been cured, however, the holders of a majority of the First Mortgage Bonds may annul the declaration and destroy its effect. For more information, see Mortgage,
Section 67. No holder of First Mortgage Bonds may enforce the lien of the Mortgage unless the holder has given the Trustees written notice of a default and unless the holders of 25% of the First Mortgage Bonds have requested the Trustees in writing to act and have offered the Trustees reasonable opportunity to act. For more information, see Mortgage, Section 80. The Trustees are not required to risk their funds or to incur personal liability if there is a reasonable ground for believing that repayment to the Trustees is not reasonably assured. For more information, see Mortgage, Section 94. Holders of a majority of the First Mortgage Bonds may establish the time, method and place of conducting any proceedings for any remedy available to the Trustees, or exercising any trust or power conferred upon the Trustees. For more information, see Mortgage, Section 71.

Evidence to be Furnished to the Mortgage Trustee Under the Mortgage

     We will demonstrate compliance with Mortgage provisions by providing written statements from our officers or persons we select. For instance, we may select an engineer to provide a written statement regarding the value of property being certified or released, or an accountant regarding net earnings certificate, or counsel regarding property titles and compliance with the Mortgage generally. In certain major matters, applicable law requires that an accountant or engineer must be independent. (See Section 314(d) of the Trust Indenture Act of 1939.) We must file certificates and other papers each year and whenever certain events occur. Additionally, we must provide evidence from time to time demonstrating our compliance with the conditions and covenants under the Mortgage.

Concerning the Mortgage Trustee

     In the regular course of business, we obtain short-term funds from The Bank of New York and various other banks.


                           DESCRIPTION OF SENIOR NOTES

General

     We may issue one or more new series of Senior Notes under a Senior Note Indenture between us and a Senior Note Trustee whom we will name. The information we are providing you in this Prospectus concerning the Senior Note Indenture and related documents is only a summary of the information provided in those documents. You should consult the Senior Notes themselves, the Senior Note Indenture, any Supplemental Senior Note Indentures and other documents for more complete information on the Senior Notes. These documents appear as exhibits to this Registration Statement, or will appear as exhibits to a Current Report on Form 8-K, which we will file later, and which will be incorporated by reference into this Prospectus.

     Until the Release Date, all of the Senior Notes will be secured by one or more series of First Mortgage Bonds, which we will issue and deliver to the Senior Note Trustee. For more information, see "Security" and "Release Date" below.


ON THE RELEASE DATE, THE SENIOR NOTES

     o WILL CEASE TO BE SECURED BY FIRST MORTGAGE BONDS;

     o WILL BECOME UNSECURED OBLIGATIONS OF THE COMPANY; AND

     o WILL RANK AS EQUAL WITH OTHER UNSECURED INDEBTEDNESS OF THE COMPANY, INCLUDING SENIOR DEBT SECURITIES.

     The Senior Note Indenture provides that, in addition to the Senior Notes offered under this shelf registration process, additional Senior Notes may be issued later, without limitation as to aggregate principal amount. Before the Release Date, however, the amount of Senior Notes that we may issue cannot exceed the amount of First Mortgage Bonds that we are able to issue under the Mortgage. For more information, see "Description of First Mortgage Bonds - Issuance of Additional First Mortgage Bonds" above.

     You should consult the Prospectus Supplement relating to any particular issue of Senior Notes for the following information:

     o the title of the Senior Notes;

     o any limit on aggregate principal amount of the Senior Notes or the series of which they are a part;

     o the date on which the principal of the Senior Notes will be payable;

     o the rate, including the method of determination if applicable, at which the Senior Notes will bear interest, if any; and

       -- the date from which any interest will accrue;

       -- the dates on which we will pay interest; and

       -- the record date for any interest payable on any interest payment date;

     o the place where

       -- the principal of, premium, if any, and interest on the Senior Notes will be payable;

       -- you may register transfer of the Senior Notes;

       -- you may exchange the Senior Notes;

       -- you may serve notices and demands upon us regarding the Senior Notes;

     o the Security Registrar for the Senior Notes and whether the principal of the Senior Notes is payable without presentment or surrender of them;

     o the terms and conditions upon which we may elect to redeem any Senior Notes;

     o the terms and conditions upon which the Senior Notes must be redeemed or purchased due to our obligations pursuant to any sinking fund or other mandatory redemption provisions, or at the holder's option, including any applicable exceptions to notice requirements;

     o the denominations in which we may issue Senior Notes;

     o the manner in which we will determine any amounts payable on the Senior Notes which are to be determined with reference to an index or other fact or event ascertainable outside the Senior Note Indenture;

     o the currency, if other than United States currency, in which payments on the Senior Notes will be payable;

     o terms according to which elections can be made by us or the holder regarding payments on the Senior Notes in currency other than the currency in which the notes are stated to be payable;

     o the portion of the principal amount of the Senior Notes payable upon declaration of acceleration of their maturity;

     o if payments are to be made on the Senior Notes in securities or other property, the type and amount of the securities and other property or the method by which the amount shall be determined;

     o the terms applicable to any rights to convert Senior Notes into or exchange them for our securities or those of any other entity;

   o if we issue Senior Notes as Global Securities,

       -- any limitations on transfer or exchange rights or the right to obtain the registration of transfer;

       -- any limitations on the right to obtain definitive certificates for the Senior Notes; and

       -- any other matters incidental to the Senior Notes;

     o whether we are issuing the Senior Notes as bearer securities;

     o any limitations on transfer or exchange of Senior Notes or the right to obtain registration of their transfer, and the terms and amount of any service charge required for registration of transfer or exchange;

     o any exceptions to the provisions governing payments due on legal holidays, or any variations in the definition of Business Day with respect to the Senior Notes;

     o any addition to the Events of Default applicable to any Senior Notes and any additions to our covenants for the benefit of the holders of the Senior Notes;

     o if we are issuing any Senior Notes prior to the Release Date, the designation of the series of Senior Note First Mortgage Bonds to be delivered to the Senior Note Trustee for security for the Senior Notes;

     o any other terms of the Senior Notes not in conflict with the provisions of the Senior Note Indenture; and

     o any other collateral security, assurance or guarantee for such Notes.

     For more information, see Section 301 of the Senior Note Indenture.

     Senior Notes may be sold at a substantial discount below their principal amount. You should consult the applicable Prospectus Supplement for a description of certain special United States federal income tax considerations which may apply to Senior Notes sold at an original issue discount or denominated in a currency other than dollars.

     Unless the applicable Prospectus Supplement states otherwise, the covenants contained in the Senior Note Indenture will not afford holders of Senior Notes protection in the event we have a change in control or are involved after the Release Date in a highly-leveraged transaction.

Security

     Until the Release Date, described in the following section, all of the Senior Notes will be secured by one or more series of First Mortgage Bonds, which we will issue and deliver to the Senior Note Trustee. For more information on the First Mortgage Bonds, see "Description of First Mortgage Bonds" above. When we issue a series of Senior Notes prior to the Release Date, we will simultaneously issue and deliver to the Senior Note Trustee, as security for all of the Senior Notes, a series of Senior Note First Mortgage Bonds. These First Mortgage Bonds will have the same stated interest rate (or interest calculated in the same manner), interest payment dates, stated maturity and redemption provisions, and will be in the same aggregate principal amount as the series of Senior Notes we are issuing. For more information, see Sections 401, 402 and 403 of the Senior Note Indenture. Payments we make to the Senior Note Trustee on a series of Senior Notes will satisfy our obligations with respect to the corresponding payments due on the related series of Senior Note First Mortgage Bonds.

     Each series of Senior Note First Mortgage Bonds will be a series of First Mortgage Bonds, all of which are secured by a lien on certain property we own. For more discussion of the lien, see "Description of First Mortgage Bonds -- Security" above. In certain circumstances prior to the Release Date, we may reduce the aggregate principal amount of Senior Note First Mortgage Bonds held by the Senior Note Trustee. In no event, however, may we reduce that amount to an amount lower than the aggregate outstanding principal amount of the Senior Notes then outstanding. For more information, see Section 409 of the Senior Note Indenture. Following the Release Date, we will close the Mortgage and not issue any additional First Mortgage Bonds under the Mortgage. For more information, see Section 403 of the Senior Note Indenture.

Release Date

     ON THE RELEASE DATE, THE SENIOR NOTE FIRST MORTGAGE BONDS WILL NO LONGER SECURE THE SENIOR NOTES, AND THE SENIOR NOTES WILL BECOME OUR UNSECURED GENERAL OBLIGATIONS. For more information, see Section 407 of the Senior Note Indenture. The Release Date means the date that we have repaid, redeemed or otherwise retired all of our First Mortgage Bonds, other than the Senior Note First Mortgage Bonds securing the Senior Notes. The Senior Note Trustee will give the Senior Note holders notice when the Release Date occurs. See "Description of Senior Notes--Defeasance" below for a discussion of another situation in which outstanding Senior Notes would not be secured by Senior Note First Mortgage Bonds.

Form, Exchange, and Transfer

     Unless the applicable Prospectus Supplement states otherwise, we will issue Senior Notes only in fully registered form without coupons and in denominations of $1,000 and integral multiplies of that amount. For more information, see Sections 201 and 302 of the Senior Note Indenture.

     Holders may present Senior Notes for exchange or for registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of the Security Registrar or at the office of any Transfer Agent we may designate. Exchanges and transfers are subject to the terms of the Senior Note Indenture and applicable limitations for global securities. We may designate ourselves the Security Registrar. No charge will be made for any registration of transfer or exchange of Senior Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge the holder must pay in connection with the transaction. Any transfer or exchange will become effective upon the Security Registrar or Transfer Agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. For more information, see Section 305 of the Senior
Note Indenture.

     The applicable Prospectus Supplement will state the name of any Transfer Agent, in addition to the Security Registrar initially designated by the Company for any Senior Notes. We may at any time designate additional Transfer Agents or withdraw the designation of any Transfer Agent or make a change in the office through which any Transfer Agent acts. We must, however, maintain a Transfer Agent in each place of payment for the Senior Notes of each series. For more information, see Section 702 of the Senior Note Indenture.

     We will not be required to

     o issue, register the transfer of, or exchange any Senior Note or any Tranche of any Senior Note during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any Senior Note called for redemption and ending at the close of business on the day of mailing; or

     o register the transfer of, or exchange any Senior Note selected for redemption except the unredeemed portion of any Senior Note being partially redeemed.

     For more information, see Section 305 of the Senior Note Indenture.

Payment and Paying Agents

     Unless the applicable Prospectus Supplement states otherwise, we will pay interest on a Senior Note on any interest payment date to the person in whose name the Senior Note is registered at the close of business on the regular record date for the interest payment. For more information, see Section 307 of the Senior Note Indenture.

     Unless the applicable Prospectus Supplement provides otherwise, we will pay principal and any premium and interest on Senior Notes at the office of the Paying Agent whom we will designate for this purpose. Unless the applicable Prospectus Supplement states otherwise, the corporate trust office of the Senior Note Trustee in New York City will be designated as our sole Paying Agent for payments with respect to Senior Notes of each series. Any other Paying Agents initially designated by us for the Senior Notes of a particular series will be named in the applicable Prospectus Supplement. We may at any time add or delete Paying Agents or change the office through which any Paying Agent acts. We must, however, maintain a Paying Agent in each place of payment for the Senior Notes of a particular series. For more information, see Section 702 of the Senior Note Indenture.

     All money we pay to a Paying Agent for the payment of the principal and any premium or interest on any Senior Note which remains unclaimed at the end of two years after payment is due will be repaid to us. After that date, the holder of that Senior Note may look only to us for these payments. For more information, see Section 703 of the Senior Note Indenture.

Redemption

     You should consult the applicable Prospectus Supplement for any terms regarding optional or mandatory redemption of Senior Notes. Except for the provisions in the applicable Prospectus Supplement regarding Senior Notes redeemable at the holder's option, Senior Notes may be redeemed only upon notice by mail not less than 30 nor more than 60 days prior to the redemption date. Further, if less than all the Senior Notes of a series, or any Tranche of a series, are to be redeemed, the Senior Notes to be redeemed will be selected by the method provided for the particular series. In the absence of a selection provision, the Trustee will select a fair and appropriate method of random selection. For more information, see Sections 503 and 504 of the Senior Note Indenture.

     A notice of redemption we provide may state:

     o that redemption is conditioned upon receipt by the Paying Agent on or before the redemption date of money sufficient to pay the principal and any premium and interest on the Senior Notes; and

     o that if the money has not been received, the notice will be ineffective and we will not be required to redeem the Senior Note.

     For more information, see Section 504 of the Senior Note Indenture.


Consolidation, Merger, and Sale of Assets

     We may not consolidate with or merge into any other person, nor may we transfer or lease substantially all of our assets and property to any person, unless:

     o the corporation formed by the consolidation or into which we are merged, or the person which acquires by conveyance or transfer, or which leases, substantially all of our property and assets

     o is organized and validly existing under the laws of any domestic jurisdiction and the person;

     o expressly assumes our obligations on the Senior Notes and under the Senior Note Indenture; and

     o prior to the Release Date, expressly assumes our obligations under the Senior Note First Mortgage Bonds and under the Mortgage;

     o immediately after the transaction becomes effective, no Event of Default, and no event which would become an Event of Default, shall have occurred and be continuing; and

     o we will have delivered to the Senior Note Trustee an Officer's Certificate and Opinion of Counsel as provided in the Senior Note Indenture.

     For more information, see Section 1201 of the Senior Note Indenture.

Events of Default

     "Event of Default" under the Senior Note Indenture with respect to Senior Notes of any series means any of the following:

     o failure to pay any interest due on the Senior Notes within 30 days;

     o failure to pay principal or premium when due on a Senior Note;

     o breach of or failure to perform any other covenant or warranty in the Senior Note Indenture with respect to the particular series of Senior Notes for 60 days (subject to extension under certain circumstances for another 120 days) after we receive notice from the Senior Note Trustee, or we and the Senior Note Trustee receive notice from the holders of at least 33% in principal amount of the Senior Notes of that series outstanding under the Senior Note Indenture according to the provisions of the Senior Note Indenture;

     o prior to the Release Date, the occurrence of a Default under the Mortgage (see "Description of the First Mortgage Bonds -- Events of Default" above);

     o certain events of bankruptcy, insolvency or reorganization; and

     o any other Event of Default set forth in the applicable Prospectus Supplement.

     For more information, see Section 901 of the Senior Note Indenture.

     An Event of Default with respect to a particular series of Senior Notes does not necessarily constitute an Event of Default with respect to the Senior Notes of any other series issued under the Senior Note Indenture.

     If an Event of Default with respect to a particular series of Senior Notes occurs and is continuing, either the Senior Note Trustee or the holders of at least 33% in principal amount of the outstanding Senior Notes of that series may declare the principal amount of all of the Senior Notes of that series to be due and payable immediately. If the Senior Notes of that series are discount notes or similar Senior Notes, only the portion of the principal amount as specified in the applicable Prospectus Supplement may be immediately due and payable. If an Event of Default occurs and is continuing with respect to all series of Senior Notes (including all Events of Default relating to bankruptcy, insolvency or reorganization), the Senior Note Trustee or the holders of at least 33% in principal amount of the outstanding Senior Notes of all series, considered together, may declare an acceleration of the principal amount of all Senior Notes. In the event of an acceleration prior to the Release Date with respect to all Senior Notes, the Trustee will make a demand for acceleration of all amounts due under all of the Senior Note First Mortgage Bonds, but this demand will only result in such an acceleration if allowed by the acceleration provisions of the First Mortgage.

     At any time after a declaration of acceleration with respect to the Senior Notes of a particular series, and before a judgment or decree for payment of the money due has been obtained, and before the acceleration of the Senior Note First Mortgage Bonds, the Event or Events of Default giving rise to the declaration of acceleration will, without further action, be deemed to have been waived, and the declaration and its consequences will be deemed to have been rescinded and annulled, if

     o we have paid or deposited with the Senior Note Trustee a sum sufficient to pay

       -- all overdue interest on all Senior Notes of the particular series;

       -- the principal of and any premium on any Senior Notes of that series which have become due otherwise than by the declaration of acceleration and any interest at the rate prescribed in the Senior Notes;

       -- interest upon overdue interest at the rate prescribed in the Senior
          Notes, to the extent payment is lawful;

       -- all amounts due to the Senior Note Trustee under the Senior Note
          Indenture; and

     o any other Event of Default with respect to the Senior Notes of the particular series, other than the failure to pay the principal of the Senior Notes of that series which has become due solely by the declaration of acceleration, has been cured or waived as provided in the Senior Note Indenture.

     For more information, see Section 902 of the Senior Note Indenture.

     The Senior Note Indenture includes provisions as to the duties of the Senior Note Trustee in case an Event of Default occurs and is continuing. Consistent with these provisions, the Senior Note Trustee will be under no obligation to exercise any of its rights or powers at the request or direction of any of the holders, unless those holders have offered to the Senior Note Trustee reasonable indemnity. For more information, see Section 1003 of the Senior Note Indenture. Subject to these provisions for indemnification, the holders of a majority in principal amount of the outstanding senior notes of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Trustee, or exercising any trust or power conferred on the Senior Note Trustee, with respect to the Senior Notes of that series. For more information, see Section 912 of the Senior Note Indenture.

     No Senior Note holder may institute any proceeding regarding the Senior
Note Indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the Senior Note Indenture unless

     o the holder has previously given to the Senior Note Trustee written notice of a continuing Event of Default of that particular series,

     o the holders of a majority in principal amount of the outstanding Senior Notes of all series with respect to which an Event of Default is continuing have made a written request to the Senior Note Trustee, and have offered reasonable indemnity to the Senior Note Trustee to institute the proceeding as trustee, and

     o the Senior Note Trustee has failed to institute the proceeding, and has not received from the holders of a majority in principal amount of the outstanding Senior Notes of that series a direction inconsistent with the request, within 60 days after notice, request and offer of reasonable indemnity.

     For more information, see Section 907 of the Senior Note Indenture.

     The preceding limitations do not apply, however, to a suit instituted by a Senior Note holder for the enforcement of payment of the principal of or any premium or interest on the Senior Note on or after the applicable due date stated in the Senior Note. For more information, see Section 908 of the Senior
Note Indenture.

     We must furnish annually to the Senior Note Trustee a statement by an appropriate officer as to that officer's knowledge of our compliance with all conditions and covenants under the Senior Note Indenture. Our compliance is to be determined without regard to any grace period or notice requirement under the Senior Note Indenture. For more information, see Section 706 of the Senior Note Indenture.

Modification and Waiver

     The Company and the Senior Note Trustee, without the consent of the holders of the Senior Notes, may enter into one or more supplemental Senior Note Indentures for any of the following purposes:

     o to evidence the assumption by any permitted successor of our covenants in the Senior Note Indenture and the Senior Notes;

     o to add one or more covenants or other provisions for the benefit of the holders of outstanding Senior Notes or to surrender any right or power conferred upon us by the Senior Note Indenture;

     o to add any additional Events of Default;

     o to change or eliminate any provision of the Senior Note Indenture or add any new provision to it (but if this action will adversely affect the interests of the holders of any particular series of Senior Notes in any material respect, the action will become effective with respect to that series only when there is no Senior Note of that series remaining outstanding under the Senior Note Indenture);

     o to provide collateral security for the Senior Notes;

     o to establish the form or terms of Senior Notes according to the provisions of the Senior Note Indenture;

     o to evidence the acceptance of appointment of a successor Senior Note Trustee under the Senior Note Indenture with respect to one or more series of the Senior Notes and to add to or change any of the provisions of the Senior Note Indenture as necessary to provide for the administration of the trusts under the Senior Note Indenture by more than one trustee;

     o to provide for the procedures required to permit using a noncertificated system of registration for any Senior Notes series;

     o to change any place where

       -- the principal of and any premium and interest on any Senior Notes is payable,

       -- any Senior Notes may be surrendered for registration of transfer or exchange, or

       -- notices and demands to or upon us regarding Senior Notes and the Senior Note Indenture may be served; or

     o to cure any ambiguity or inconsistency (but any of these changes or additions will not adversely affect the interests of the holders of Senior Notes of any series in any material respect).

     For more information see Section 1301 of the Senior Note Indenture.

     The holders of at least a majority in aggregate principal amount of the outstanding Senior Notes of any series may waive

     o compliance by us with certain provisions of the Senior Note Indenture (see Section 607 of the Senior Note Indenture); and

     o any past default under the Senior Note Indenture, except a default in the payment of principal, premium, or interest, and certain covenants and provisions of the Senior Note Indenture that cannot be modified or amended without consent of the holder of each outstanding Senior Note of the series affected (see Section 913 of the Senior Note Indenture).

     The Trust Indenture Act of 1939 may be amended after the date of the Senior
Note Indenture to require changes to the Senior Note Indenture. In this event, the Senior Note Indenture will be deemed to have been amended so as to effect the changes, and we and the Senior Note Trustee may, without the consent of any holders, enter into one or more Supplemental Senior Note Indentures to evidence or effect the amendment. For more information, see Section 1301 of the Senior
Note Indenture.

     Except as provided in this section, the consent of the holders of a majority in aggregate principal amount of the outstanding Senior Notes, considered as one class, is required to change in any manner the Senior Note Indenture pursuant to one or more supplemental Senior Note Indentures. If less than all of the series of Senior Notes outstanding are directly affected by a proposed supplemental Senior Note Indenture, however, only the consent of the holders of a majority in aggregate principal amount of the outstanding Senior Notes of all series directly affected, considered as one class, will be required. Furthermore, if the Senior Notes of any series have been issued in more than one Tranche and if the proposed supplemental Senior Note Indenture directly affects the rights of the holders of one or more, but not all Tranches, only the consent of the holders of a majority in aggregate principal amount of the outstanding Senior Notes of all Tranches directly affected, considered as one class, will be required. In addition, an amendment or modification

     o may not, without the consent of the holder of the Senior Note

       -- change the maturity of the principal of, or any installment of principal of or interest on, any Senior Note,

       -- reduce the principal amount or the rate of interest, or the amount of any installment of interest, or change the method of calculating the rate of interest,

       -- reduce any premium payable upon the redemption of the Senior Note,

       -- reduce the amount of the principal of any Senior Note originally issued at a discount from the stated principal amount that would be due and payable upon a declaration of acceleration of maturity,

       -- change the currency or other property in which a Senior Note or premium or interest on a Senior Note is payable,

       -- impair the right to institute suit for the enforcement of any payment on or after the stated maturity (or, in the case of redemption, on or after the redemption date) of any Senior Note; or

     o may not reduce the percentage of principal amount requirement for consent of the holders for any supplemental Senior Note Indenture, or for any waiver of compliance with any provision of or any default under the Senior Note Indenture, or reduce the requirements for quorum or voting, without the consent of the holder of each outstanding Senior Note of each series or Tranche effected;

     o may not prior to the Release Date

       -- impair the interest of the Senior Note Trustee in the Senior Note
          First Mortgage Bonds,

       -- reduce the principal amount of any series of Senior Note First
          Mortgage Bonds to an amount less than that of the related series of Senior Notes, or

       -- alter the payment provisions of the Senior Note First Mortgage Bonds in a manner adverse to the holders of the Senior Notes; and

     o may not modify provisions of the Senior Note Indenture relating to supplemental Senior Note Indentures, waivers of certain covenants and waivers of past defaults with respect to the Senior Notes of any series, or any Tranche of a series, without the consent of the holder of each outstanding Senior Note affected.

     A supplemental Senior Note Indenture will be deemed not to affect the rights under the Senior Note Indenture of the holders of any series or Tranche of the Senior Notes if the supplemental Senior Note Indenture

       -- changes or eliminates any covenant or other provision of the Senior
          Note Indenture expressly included solely for the benefit of one or more other particular series of Senior Notes or Tranches thereof; or

       -- modifies the rights of the holders of Senior Notes of any other series or Tranches with respect to any covenant or other provision.

     For more information, see Section 1302 of the Senior Note Indenture.

     If we solicit from holders of the Senior Notes any type of action, we may at our option by board resolution fix in advance a record date for the determination of the holders entitled to vote on the action. We shall have no obligation, however, to do so. If we fix a record date, the action may be taken before or after the record date, but only the holders of record at the close of business on the record date shall be deemed to be holders for the purposes of determining whether holders of the requisite proportion of the outstanding Senior Notes have authorized the action. For that purpose, the outstanding Senior Notes shall be computed as of the record date. Any holder action shall bind every future holder of the same security and the holder of every security issued upon the registration of transfer of or in exchange for or in lieu of the security in respect of anything done or permitted by the Senior Note Trustee or us in reliance on that action, whether or not notation of the action is made upon the security. For more information, see Section 104 of the Senior Note Indenture.

Defeasance

     Unless the applicable Prospectus Supplement provides otherwise, any Senior Note, or portion of the principal amount of a Senior Note, will be deemed to have been paid for purposes of the Senior Note Indenture, and, at our election, our entire indebtedness in respect to the Senior Note (or portion thereof) will be deemed to have been satisfied and discharged, if we have irrevocably deposited with the Senior Note Trustee or any Paying Agent other than us in trust money, certain Eligible Obligations, or a combination of the two, sufficient to pay principal of any premium and interest due and to become due on the Senior Note or portions thereof. For more information, see Section 801 of the Senior Note Indenture. For this purpose, unless the applicable Prospectus Supplement provides otherwise, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of full faith and credit of the United States, and certificates, depositary receipts or other instruments which evidence a direct ownership interest in these obligations or in any specific interest or principal payments due in respect to those obligations.

Resignation of Senior Note Trustee

     The Senior Note Trustee may resign at any time by giving written notice to us or may be removed at any time by an action of the holders of a majority in principal amount of outstanding Senior Notes delivered to the Senior Note Trustee and us. No resignation or removal of the Senior Note Trustee and no appointment of a successor trustee will become effective until a successor trustee accepts appointment in accordance with the requirements of the Senior
Note Indenture. So long as no Event of Default or event which would become an Event of Default has occurred and is continuing, and except with respect to a Senior Note Trustee appointed by an action of the holders, if we have delivered to the Senior Note Trustee a resolution of our Board of Directors appointing a successor trustee and the successor trustee has accepted the appointment in accordance with the terms of the Senior Note Indenture, the Senior Note Trustee will be deemed to have resigned and the successor trustee will be deemed to have been appointed as trustee in accordance with the Senior Note Indenture. For more information, see Section 1010 of the Senior Note Indenture.

Notices

     We will give notices to holders of Senior Notes by mail to their addresses as they appear in the Security Register. For more information, see Section 106 of the Senior Note Indenture.

Title

     The Senior Note Trustee and its agents, and we and our agents, may treat the person in whose name a Senior Note is registered as the absolute owner of that Note, whether or not that Senior Note may be overdue, for the purpose of making payment and for all other purposes. For more information, see Section 308 of the Senior Note Indenture.

Governing Law

     The Senior Note Indenture and the Senior Notes will be governed by, and construed in accordance with, the law of the State of New York. For more information, see Section 112 of the Senior Note Indenture.

                         DESCRIPTION OF DEBT SECURITIES

General

     We may issue one or more new series of Debt Securities under a Debt Security Indenture between us and a Debt Security Trustee whom we will name. The information we are providing you in this Prospectus concerning the Debt Security Indenture and related documents is only a summary of the information provided in those documents. You should consult the Debt Securities themselves, the Debt Security Indenture, any Supplemental Debt Security Indentures and other documents for more complete information on the Debt Securities. These documents appear as exhibits to this Registration Statement, or will appear as exhibits to a Current Report on Form 8-K, which we will file later, and which will be incorporated by reference into this Prospectus.

     The applicable Prospectus Supplement may state that a particular series of Debt Securities will be subordinated obligations of the Company. In the following discussion we will refer to any of these subordinated obligations as the Subordinated Debt Securities. Unless the applicable Prospectus Supplement provides otherwise, we will use separate indentures (called Subordinated Debt Security Indentures in the following discussion) for any Subordinated Debt Securities we may issue.

     You should consult the Prospectus Supplement relating to any particular issue of Debt Securities for the following information:

     o the title of the Debt Securities;

     o any limit on aggregate principal amount of the Debt Securities or the series of which they are a part;

     o the date on which the principal of the Debt Securities will be payable;

     o the rate, including the method of determination if applicable, at which the Debt Securities will bear interest, if any; and

       -- the date from which any interest will accrue;

       -- the dates on which we will pay interest; and

       -- the record date for any interest payable on any interest payment date;

     o the place where

       -- the principal of, premium, if any, and interest on the Debt Securities will be payable;

       -- you may register transfer of the Debt Securities;

       -- you may exchange the Debt Securities;

       -- you may serve notices and demands upon us regarding the Debt
          Securities;

     o the Security Registrar for the Debt Securities and whether the principal of the Debt Securities is payable without presentment or surrender of them;

     o the terms and conditions upon which we may elect to redeem any Debt Securities;

     o the terms and conditions upon which the Debt Securities must be redeemed or purchased due to our obligations pursuant to any sinking fund or other mandatory redemption provisions, or at the holder's option, including any applicable exceptions to notice requirements;

     o the denominations in which we may issue Debt Securities;

     o the manner in which we will determine any amounts payable on the Debt Securities which are to be determined with reference to an index or other fact or event ascertainable outside the Debt Security Indenture;

     o the currency, if other than United States currency, in which payments on the Debt Securities will be payable;

     o terms according to which elections can be made by us or the holder regarding payments on the Debt Securities in currency other than the currency in which the Debt Securities are stated to be payable;

     o the portion of the principal amount of the Debt Securities payable upon declaration of acceleration of their maturity;

     o if payments are to be made on the Debt Securities in securities or other property, the type and amount of the securities and other property or the method by which the amount shall be determined;

     o the terms applicable to any rights to convert Debt Securities into or exchange them for our securities or those of any other entity;

     o if we issue Debt Securities as Global Securities,

       -- any limitations on transfer or exchange rights or the right to obtain the registration of transfer;

       -- any limitations on the right to obtain definitive certificates for the Debt Securities; and

       -- any other matters incidental to the Debt Securities;

     o whether we are issuing the Debt Securities as bearer securities;

     o any limitations on transfer or exchange of Debt Securities or the right to obtain registration of their transfer, and the terms and amount of any service charge required for registration of transfer or exchange;

     o any exceptions to the provisions governing payments due on legal holidays, or any variations in the definition of Business Day with respect to the Debt Securities;

     o any addition to the Events of Default applicable to any Debt Securities and any additions to our covenants for the benefit of the holders of the Debt Securities; and

     o any other terms of the Debt Securities not in conflict with the provisions of the Debt Security Indenture.

     For more information, see Section 301 of the Debt Security Indenture.

     Debt Securities may be sold at a substantial discount below their principal amount. You should consult the applicable Prospectus Supplement for a description of certain special United States federal income tax considerations which may apply to Debt Securities sold at an original issue discount or denominated in a currency other than dollars.

     Unless the applicable Prospectus Supplement states otherwise, the covenants contained in the Debt Security Indenture will not afford holders of Debt Securities protection in the event we have a change in control or are involved in a highly-leveraged transaction.

Subordination

     The applicable Prospectus Supplement may provide that a series of Debt Securities will be Subordinated Debt Securities, subordinate and junior in right of payment to all our senior Indebtedness. The indenture under which these securities will be issued is referred to as the Subordinated Debt Security Indenture.

     No payment of principal of (including redemption and sinking fund payments), or any premium or interest on, the Subordinated Debt Securities may be made if

     o any Senior Indebtedness is not paid when due,

     o any applicable grace period with respect to default in payment of Senior Indebtedness has ended, and the default has not been cured or waived, or

     o the maturity of any Senior Indebtedness has been accelerated because of a default.

     Upon any distribution of our assets to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and any premium and interest due or to become due on all senior indebtedness must be paid in full before the holders of the Subordinated Debt Securities are entitled to payment. For more information, see Section 1502 of the Subordinated Debt Security Indenture. The rights of the holders of the Subordinated Debt Securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Subordinated Debt Securities are paid in full. For more information, see Section 1504 of the Subordinated Debt Security Indenture.

     As defined in the Subordinated Debt Security Indenture, the term "Senior Indebtedness" means

     o obligations (other than non-recourse obligations and the indebtedness issued under the Subordinated Debt Security Indenture) of, or guaranteed or assumed by, us

       -- for borrowed money (including both senior and subordinated indebtedness for borrowed money, but excluding the Subordinated Debt Securities); or

       -- for the payment of money relating to any lease which is capitalized on the consolidated balance sheet of the Company and our subsidiaries in accordance with generally accepted accounting principles; or

     o indebtedness evidenced by bonds, debentures, notes or other similar instruments.

     In the case of any such indebtedness or obligations, Senior Indebtedness includes amendments, renewals, extensions, modifications and refundings, whether existing as of the date of the Subordinated Debt Security Indenture or subsequently incurred by us.

     The Subordinated Debt Security Indenture does not limit the aggregate amount of Senior Indebtedness that we may issue.

Form, Exchange, and Transfer

     Unless the applicable Prospectus Supplement states otherwise, we will issue Debt Securities only in fully registered form without coupons and in denominations of $1,000 and integral multiplies of that amount. For more information, see Sections 201 and 302 of the Debt Security Indenture.

     Holders may present Debt Securities for exchange or for registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of the Security Registrar or at the office of any Transfer Agent we may designate. Exchanges and transfers are subject to the terms of the Debt Security Indenture and applicable limitations for global securities. We may designate ourselves the Security Registrar. No charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge the holder must pay in connection with the transaction. Any transfer or exchange will become effective upon the Security Registrar or Transfer Agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. For more information, see Section 305 of the Debt Security Indenture.

     The applicable Prospectus Supplement will state the name of any Transfer Agent, in addition to the Security Registrar initially designated by the Company, for any Debt Securities. We may at any time designate additional Transfer Agents or withdraw the designation of any Transfer Agent or make a change in the office through which any Transfer Agent acts. We must, however, maintain a Transfer Agent in each place of payment for the Debt Securities of each series. For more information, see Section 602 of the Debt Security Indenture.

     We will not be required to

     o issue, register the transfer of, or exchange any Debt Securities or any Tranche of any Debt Securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any Debt Securities called for redemption and ending at the close of business on the day of mailing; or

     o register the transfer of, or exchange any Debt Securities selected for redemption except the unredeemed portion of any Debt Securities being partially redeemed.

     For more information, see Section 305 of the Debt Security Indenture.

Payment and Paying Agents

     Unless the applicable Prospectus Supplement states otherwise, we will pay interest on a Debt Security on any interest payment date to the person in whose name the Debt Security is registered at the close of business on the regular record date for the interest payment. For more information, see Section 307 of the Debt Security Indenture.

     Unless the applicable Prospectus Supplement provides otherwise, we will pay principal and any premium and interest on Debt Securities at the office of the Paying Agent whom we will designate for this purpose. Unless the applicable Prospectus Supplement states otherwise, the corporate trust office of the Debt Security Trustee in New York City will be designated as our sole Paying Agent for payments with respect to Debt Securities of each series. Any other Paying Agents initially designated by us for the Debt Securities of a particular series will be named in the applicable Prospectus Supplement. We may at any time add or delete Paying Agents or change the office through which any Paying Agent acts. We must, however, maintain a Paying Agent in each place of payment for the Debt Securities of a particular series. For more information, see Section 602 of the Debt Security Indenture.

     All money we pay to a Paying Agent for the payment of the principal and any premium or interest on any Debt Security which remains unclaimed at the end of two years after payment is due will be repaid to us. After that date, the holder of that Debt Security may look only to us for these payments. For more information, see Section 603 of the Debt Security Indenture.

Redemption

     You should consult the applicable Prospectus Supplement for any terms regarding optional or mandatory redemption of Debt Securities. Except for the provisions in the applicable Prospectus Supplement regarding Debt Securities redeemable at the holder's option, Debt Securities may be redeemed only upon notice by mail not less than 30 nor more than 60 days prior to the redemption date. Further, if less than all the Debt Securities of a series, or any Tranche of a series, are to be redeemed, the Debt Securities to be redeemed will be selected by the method provided for the particular series. In the absence of a selection provision, the Trustee will select a fair and appropriate method of random selection. For more information, see Sections 403 and 404 of the Debt Security Indenture.

     A notice of redemption we provide may state:

     o that redemption is conditioned upon receipt by the Paying Agent on or before the redemption date of money sufficient to pay the principal of and any premium and interest on the Debt Securities; and

     o that if the money has not been received, the notice will be ineffective and we will not be required to redeem the Debt Securities.

     For more information, see Section 404 of the Debt Security Indenture.

Consolidation, Merger, and Sale of Assets

     We may not consolidate with or merge into any other person, nor may we transfer or lease substantially all of our assets and property to any person, unless:

     o the corporation formed by the consolidation or into which we are merged, or the person which acquires by conveyance or transfer, or which leases, substantially all of our property and assets

       -- is organized and validly existing under the laws of any domestic jurisdiction; and

       -- expressly assumes our obligations on the Debt Securities and under the Debt Security Indenture.

     o immediately after the transaction becomes effective, no Event of Default, and no event which would become an Event of Default, shall have occurred and be continuing; and

     o we will have delivered to the Debt Security Trustee an Officer's Certificate and Opinion of Counsel as provided in the Debt Security Indenture.

     For more information, see Section 1101 of the Debt Security Indenture.

Events of Default

     "Event of Default" under the Debt Security Indenture with respect to Debt Securities of any series means any of the following:

     o failure to pay any interest due on the Debt Securities within 30 days;

     o failure to pay principal or premium when due on a Debt Security;

     o breach of or failure to perform any other covenant or warranty in the Debt Security Indenture with respect to the particular series of Debt Securities for 60 days (subject to extension under certain circumstances for another 120 days) after we receive notice from the Debt Security Trustee, or we and the Debt Security Trustee receive notice from the holders of at least 33% in principal amount of the Debt Securities of that series outstanding under the Debt Security Indenture according to the provisions of the Debt Security Indenture;

     o certain events of bankruptcy, insolvency or reorganization; and

     o any other Event of Default set forth in the applicable Prospectus Supplement.

     For more information, see Section 801 of the Debt Security Indenture.

     An Event of Default with respect to a particular series of Debt Securities does not necessarily constitute an Event of Default with respect to the Debt Securities of any other series issued under the Debt Security Indenture.

     If an Event of Default with respect to a particular series of Debt Securities occurs and is continuing, either the Debt Security Trustee or the holders of at least 33% in principal amount of the outstanding Debt Securities of that series may declare the principal amount of all of the Debt Securities of that series to be due and payable immediately. If the Debt Securities of that series are discount securities or similar Debt Securities, only the portion of the principal amount as specified in the applicable Prospectus Supplement may be immediately due and payable. If an Event of Default occurs and is continuing with respect to all series of Debt Securities (including all Events of Default relating to bankruptcy, insolvency, or reorganization), the Debt Security Trustee or the holders of at least 33% in principal amount of the outstanding Debt Securities of all series, considered together, may declare an acceleration of the amount payable.

     At any time after a declaration of acceleration with respect to the Debt Securities of a particular series, and before a judgment or decree for payment of the money due has been obtained, the Event of Default giving rise to the declaration of acceleration will, without further action, be deemed to have been waived, and the declaration and its consequences will be deemed to have been rescinded and annulled, if

     o we have paid or deposited with the Debt Security Trustee a sum sufficient to pay

       -- all overdue interest on all Debt Securities of the particular series;

       -- the principal of and any premium on any Debt Securities of that series which have become due otherwise than by the declaration of acceleration and any interest at the rate prescribed in the Debt Securities;

       -- interest upon overdue interest at the rate prescribed in the Debt
          Securities, to the extent payment is lawful; and

       -- all amounts due to the Debt Security Trustee under the Debt Security
          Indenture; and

     o any other Event of Default with respect to the Debt Securities of the particular series, other than the failure to pay the principal of the Debt Securities of that series which has become due solely by the declaration of acceleration, has been cured or waived as provided in the Debt Security Indenture.

     For more information, see Section 802 of the Debt Security Indenture.

     The Debt Security Indenture includes provisions as to the duties of the Debt Security Trustee in case an Event of Default occurs and is continuing. Consistent with these provisions, the Debt Security Trustee will be under no obligation to exercise any of its rights or powers at the request or direction of any of the holders, unless those holders have offered to the Debt Security Trustee reasonable indemnity. For more information, see Section 903 of the Debt Security Indenture. Subject to these provisions for indemnification, the holders of a majority in principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Debt Security Trustee, or exercising any trust or power conferred on the Debt Security Trustee, with respect to the Debt Securities of that series. For more information, see Section 812 of the Debt Security Indenture.

     No Debt Securities holder may institute any proceeding regarding the Debt Security Indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the Debt Security Indenture unless

     o the holder has previously given to the Debt Security Trustee written notice of a continuing Event of Default of that particular series;

     o the holders of a majority in principal amount of the outstanding Debt Securities of all series with respect to which an Event of Default is continuing have made a written request to the Debt Security Trustee, and have offered reasonable indemnity to the Debt Security Trustee to institute the proceeding as trustee; and

     o the Debt Security Trustee has failed to institute the proceeding, and has not received from the holders of a majority in principal amount of the outstanding Debt Securities of that series a direction inconsistent with the request, within 60 days after notice, request and offer of reasonable indemnity.

     For more information, see Section 807 of the Debt Security Indenture.

     The preceding limitations do not apply, however, to a suit instituted by a Debt Security holder for the enforcement of payment of the principal of or any premium or interest on the Debt Securities on or after the applicable due date stated in the Debt Securities. For more information, see Section 808 of the Debt Security Indenture.

     We must furnish annually to the Debt Security Trustee a statement by an appropriate officer as to that officer's knowledge of our compliance with all conditions and covenants under the Debt Security Indenture. Our compliance is to be determined without regard to any grace period or notice requirement under the Debt Security Indenture. For more information, see Section 606 of the Debt Security Indenture.

Modification and Waiver

     We and the Debt Security Trustee, without the consent of the holders of the Debt Securities, may enter into one or more Supplemental Debt Security Indentures for any of the following purposes:

     o to evidence the assumption by any permitted successor of our covenants in the Debt Security Indenture and the Debt Securities;

     o to add one or more covenants or other provisions for the benefit of the holders of outstanding Debt Securities or to surrender any right or power conferred upon us by the Debt Security Indenture;

     o to add any additional Events of Default;

     o to change or eliminate any provision of the Debt Security Indenture or add any new provision to it (but if this action will adversely affect the interests of the holders of any particular series of Debt Securities in any material respect, the action will become effective with respect to that series only when there is no Debt Securities of that series remaining outstanding under the Debt Security Indenture);

     o to provide collateral security for the Debt Securities;

     o to establish the form or terms of Debt Securities according to the provisions of the Debt Security Indenture;

     o to evidence the acceptance of appointment of a successor Debt Security Trustee under the Debt Security Indenture with respect to one or more series of the Debt Securities and to add to or change any of the provisions of the Debt Security Indenture as necessary to provide for the administration of the trusts under the Debt Security Indenture by more than one trustee;

     o to provide for the procedures required to permit using a noncertificated system of registration for any Debt Securities series;

     o to change any place where

       -- the principal of and any premium and interest on any Debt Securities is payable,

       -- any Debt Securities may be surrendered for registration of transfer or exchange; or

       -- notices and demands to or upon us regarding Debt Securities and the Debt Security Indenture may be served; or

     o to cure any ambiguity or inconsistency (but only changes or additions that will not adversely affect the interests of the holders of Debt Securities of any series in any material respect).

     For more information see Section 1201 of the Debt Security Indenture.

     The holders of at least a majority in aggregate principal amount of the outstanding Debt Securities of any series may waive

     o compliance by us with certain provisions of the Debt Security Indenture (see Section 607 of the Debt Security Indenture); and

     o any past default under the Debt Security Indenture, except a default in the payment of principal, premium, or interest, and certain covenants and provisions of the Debt Security Indenture that cannot be modified or amended without consent of the holder of each outstanding Debt Security of the series affected (see Section 813 of the Debt Security Indenture).

     The Trust Indenture Act of 1939 may be amended after the date of the Debt Security Indenture to require changes to the Debt Security Indenture. In this event, the Debt Security Indenture will be deemed to have been amended so as to effect the changes, and we and the Debt Security Trustee may, without the consent of any holders, enter into one or more Supplemental Debt Security Indentures to evidence or effect the amendment. For more information, see
Section 1201 of the Debt Security Indenture.

     Except as provided in this section, the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities, considered as one class, is required to change in any manner the Debt Security Indenture pursuant to one or more supplemental Debt Security Indentures. If less than all of the series of Debt Securities outstanding are directly affected by a proposed supplemental Debt Security Indenture, however, only the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series directly affected, considered as one class, will be required. Furthermore, if the Debt Securities of any series have been issued in more than one Tranche and if the proposed supplemental Debt Security Indenture directly affects the rights of the holders of one or more, but not all, Tranches, only the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all Tranches directly affected, considered as one class, will be required. In addition, an amendment or modification

     o may not, without the consent of the holder of the Debt Securities

       -- change the maturity of the principal of, or any installment of principal of or interest on, any Debt Securities;

       -- reduce the principal amount or the rate of interest, or the amount of any installment of interest, or change the method of calculating the rate of interest;

       -- reduce any premium payable upon the redemption of the Debt Securities;

       -- reduce the amount of the principal of any Debt Security originally issued at a discount from the stated principal amount that would be due and payable upon a declaration of acceleration of maturity;

       -- change the currency or other property in which a Debt Security or premium or interest on a Debt Security is payable; or

       -- impair the right to institute suit for the enforcement of any payment on or after the stated maturity (or in the case of redemption, on or after the redemption date) of any Debt Securities;

     o may not reduce the percentage of principal amount requirement for consent of the holders for any supplemental Debt Security Indenture, or for any waiver of compliance with any provision of or any default under the Debt Security Indenture, or reduce the requirements for quorum or voting, without the consent of the holder of each outstanding Debt Security of each series or Tranche effected; and

     o may not modify provisions of the Debt Security Indenture relating to supplemental Debt Security Indentures, waivers of certain covenants and waivers of past defaults with respect to the Debt Securities of any series, or any Tranche of a series, without the consent of the holder of each outstanding Debt Security affected.

     A supplemental Debt Security Indenture will be deemed not to affect the rights under the Debt Security Indenture of the holders of any series or Tranche of the Debt Securities if the supplemental Debt Security Indenture

       -- changes or eliminates any covenant or other provision of the Debt
          Security Indenture expressly included solely for the benefit of one or more other particular series of Debt Securities or Tranches thereof; or

       -- modifies the rights of the holders of Debt Securities of any other series or Tranches with respect to any covenant or other provision.

     For more information, see Section 1202 of the Debt Security Indenture.

     If we solicit from holders of the Debt Securities any type of action, we may at our option by board resolution fix in advance a record date for the determination of the holders entitled to vote on the action. We shall have no obligation, however, to do so. If we fix a record date, the action may be taken before or after the record date, but only the holders of record at the close of business on the record date shall be deemed to be holders for the purposes of determining whether holders of the requisite proportion of the outstanding Debt Securities have authorized the action. For that purpose, the outstanding Debt Securities shall be computed as of the record date. Any holder action shall bind every future holder of the same security and the holder of every security issued upon the registration of transfer of or in exchange for or in lieu of the security in respect of anything done or permitted by the Debt Security Trustee or us in reliance on that action, whether or not notation of the action is made upon the security. For more information, see Section 104 of the Debt Security Indenture.

Defeasance

     Unless the applicable Prospectus Supplement provides otherwise, any Debt Security, or portion of the principal amount of a Debt Security, will be deemed to have been paid for purposes of the Debt Security Indenture, and, at our election, our entire indebtedness in respect to the Debt Security (or portion thereof) will be deemed to have been satisfied and discharged, if we have irrevocably deposited with the Debt Security Trustee or any Paying Agent other than us in trust money, certain Eligible Obligations, or a combination of the two, sufficient to pay principal of any premium and interest due and to become due on the Debt Securities or portions thereof. For more information, see
Section 701 of the Debt Security Indenture. For this purpose, unless the applicable Prospectus Supplement provides otherwise, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of full faith and credit of the United States, and certificates, depositary receipts or other instruments which evidence a direct ownership interest in these obligations or in any specific interest or principal payments due in respect to those obligations.

Resignation of Debt Security Trustee

     The Debt Security Trustee may resign at any time by giving written notice to us or may be removed at any time by an action of the holders of a majority in principal amount of outstanding Debt Securities delivered to the Debt Security Trustee and us. No resignation or removal of the Debt Security Trustee and no appointment of a successor trustee will become effective until a successor trustee accepts appointment in accordance with the requirements of the Debt Security Indenture. So long as no Event of Default or event which would become an Event of Default has occurred and is continuing, and except with respect to a Debt Security Trustee appointed by an action of the holders, if we have delivered to the Debt Security Trustee a resolution of our Board of Directors appointing a successor trustee and the successor trustee has accepted the appointment in accordance with the terms of the Debt Security Indenture, the Debt Security Trustee will be deemed to have resigned and the successor trustee will be deemed to have been appointed as trustee in accordance with the Debt Security Indenture. For more information, see Section 910 of the Debt Security Indenture.

Notices

     We will give notices to holders of Debt Securities by mail to their addresses as they appear in the Security Register. For more information, see
Section 106 of the Debt Security Indenture.

Title

     The Debt Security Trustee and its agents, and we and our agents may treat the person in whose name a Debt Security is registered as the absolute owner of that Debt Security, whether or not that Debt Security may be overdue, for the purpose of making payment and for all other purposes. For more information, see
Section 308 of the Debt Security Indenture.

Governing Law

     The Debt Security Indenture and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York. For more information, see Section 112 of the Debt Security Indenture.


                                GLOBAL SECURITIES

     We may issue some or all of the First Mortgage Bonds, Senior Notes or Debt Securities of any series as Global Securities. We will register each Global Security in the name of a depositary identified in the applicable Prospectus Supplement. The Global Securities will be deposited with a depositary or nominee or custodian for the depositary and will bear a legend regarding restrictions on exchanges and registration of transfer as discussed below and any other matters to be provided pursuant to the Mortgage and applicable Indenture.

     As long as the depositary or its nominee is the registered holder of a Global Security, that person will be considered the sole owner and holder of the Global Security and the securities represented by it for all purposes under the securities and the Mortgage, Senior Note Indenture and Debt Security Indenture. Except in limited circumstances, owners of a beneficial interest in a Global Security

     o will not be entitled to have the Global Security or any securities represented by it registered in their names;

     o will not receive or be entitled to receive physical delivery of certificated securities in exchange for the Global Security; and

     o will not be considered to be the owners or holders of the Global Security or any securities represented by it for any purposes under the securities or the Mortgage, Senior Note Indenture or Debt Security Indenture.

     We will make all payments of principal and any premium and interest on a Global Security to the depositary or its nominee as the holder of the Global Security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

     Ownership of beneficial interests in a Global Security will be limited to institutions having accounts with the depositary or its nominee, called "participants" for purposes of this discussion, and to persons that hold beneficial interests through participants. When a Global Security is issued, the depositary will credit on its book entry, registration and transfer system the principal amounts of securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by

     o the depositary, with respect to participant's interests or;

     o any participant, with respect to interests of persons held by the participants on their behalf.

     Payments by participants to owners of beneficial interests held through such participants will be the responsibility of such participants. The depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges, and other matters relating to beneficial interests in a Global Security. None of the following will have any responsibility or liability for any aspect of the depositary or any participant's records relating to, or for payments made on account of, beneficial interest in a Global Security, or for maintaining, supervising or reviewing any records relating to these beneficial interests:

     o the Company;

     o the Trustee under the Mortgage;

     o the Trustee under the Senior Note Indenture;

     o the Trustee under the Debt Security Indenture; or

     o any agent of each of the above.

                              PLAN OF DISTRIBUTION

   We may sell the securities in any of three ways:

     o through underwriters or dealers;

     o directly through a limited number of institutional purchasers or to a single purchaser; or

     o through agents.

     The applicable Prospectus Supplement will set forth the terms under which the securities are offered, including

     o the names of any underwriters, dealers or agents;

     o the purchase price and the net proceeds to us from the sale;

     o any underwriting discounts and other items constituting underwriters compensation;

     o any initial public offering price; and

     o any discounts or concessions allowed, re-allowed or paid to dealers.

     We or any underwriters or dealers may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

     If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. Unless the applicable Prospectus Supplement states otherwise, the obligations of any underwriter to purchase the securities will be subject to certain conditions, and the underwriter will be obligated to purchase the securities, except that in certain cases involving a default by an underwriter, less than all of the securities may be purchased. If we sell securities through an agent, the applicable Prospectus Supplement will state the name and any commission payable by us to the agent. Unless the Prospectus Supplement states otherwise, any agent of the Company will be acting on a best efforts basis for the period of its appointment.

     The applicable Prospectus Supplement will state whether we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. These contracts will be subject to the conditions set forth in the Prospectus Supplement. Additionally, the Prospectus Supplement will set forth the commission payable for solicitation of these contracts.

     Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933.

                                     EXPERTS

     The financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL OPINIONS

     William D. Johnson of our legal department and Hunton & Williams of Raleigh, North Carolina, our outside counsel, will issue opinions about the legality of the offered securities for us. Any underwriters will be advised about other issues relating to any offering by their own legal counsel, Winthrop, Stimson, Putnam & Roberts of New York, New York.

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                                      CP&L
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